Exhibit 10.40

THE LIMITED LIABILITY COMPANY INTERESTS EVIDENCED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION AND MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLIANCE WITH APPLICABLE FEDERAL, STATE OR FOREIGN SECURITIES LAWS.  IN ADDITION, TRANSFER OR OTHER DISPOSITION OF THE LIMITED LIABILITY COMPANY INTERESTS IS RESTRICTED AS PROVIDED IN THIS AGREEMENT

LIMITED LIABILITY COMPANY AGREEMENT

OF

BH-AW FLORIDA MOB VENTURE, LLC

Dated August 12, 2010

i

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Appendix A	-	FORM OF BRIDGE NOTE
Appendix B	-	FORM OF PROPERTY MANAGEMENT SUBCONTRACT
Appendix C	-	FORM OF LEASING SERVICES AGREEMENT

LIMITED LIABILITY COMPANY AGREEMENT

OF

BH-AW FLORIDA MOB VENTURE, LLC

LIMITED LIABILITY COMPANY AGREEMENT of BH-AW Florida MOB Venture, LLC dated August 12, 2010 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), made by, between and among Behringer Harvard Florida MOB Member, LLC, a Delaware limited liability company (together with its successors and permitted assigns, “BH”), AW SFMOB Investor, LLC, a Florida limited liability company (together with its successors and permitted assigns, “AW Investor “) and AW SFMOB Managing Member, LLC, a Florida limited liability company (together with its successors and permitted assigns, “AW Manager “).

WHEREAS, the Company (as hereinafter defined) was formed pursuant to a Certificate of Formation (the “Certificate of Formation”), filed with the Secretary of State of Delaware on August     , 2010.

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I

DEFINED TERMS

1.1          Defined Terms.

As used in this Agreement, the following terms have the meanings set forth below:

“Acceptable Transfer Terms” has the meaning set forth in Section 9.5(a).

“Acquisition Loan” has the meaning set forth in Section 4.5(a).

“Additional Capital Contribution” has the meaning set forth in Section 4.2(a).

“Adjusted Capital Account” means, with respect to any Member, the balance, if any, in that Member’s Capital Account after crediting to such Capital Account the amount such Member is deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and (i)(5).

“Adjusted Capital Account Deficit” means, with respect to any Member for any taxable year or other period, the deficit balance, if any, in such Member’s Capital Account as of the end of such year or other period, after giving effect to the following adjustments:

(a)           credit to such Capital Account any amounts that such Member is obligated to restore or is deemed obligated to restore as described in the penultimate sentence of Treasury Regulation Section 1.704-2(g)(1) and in Treasury Regulation Section 1.704-2(i)(5); and

(b)           debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Affiliate” or “Affiliated” means, with respect to any Person, (a) any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Anti-Money Laundering Laws” shall mean those laws, regulations and sanctions, state and federal, criminal and civil, that (a) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (b) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (c) require identification and documentation of the parties with whom a Financial Institution conducts business; or (d) are designed to disrupt the flow of funds to terrorist organizations.  Such laws, regulations and sanctions shall be deemed to include the Patriot Act, the Bank Secrecy Act , the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

“Approve”, “Approved”, or “Approval” means a proposed decision, action, report, budget, election or any other matter that has been proposed by a Member or the Managing Member and has received the written approval or consent of the other Member or Managing Member, as applicable.

“Asset Manager” means Behringer Harvard Opportunity Management Services, LLC, a Texas limited liability company.

“AW Investor” has the meaning set forth in the introductory paragraph hereof.

“AW Manager” has the meaning set forth in the introductory paragraph hereof.

“AW Member Group” means the collective reference to AW Investor and AW Manager.

“AW Person” means initially Brian K. Waxman and Peter J. Applefield.  In the event of a Key Person Event, the AW Manager may nominate a successor AW Person subject to the Approval of BH.  If BH is satisfied with such nominated successor (in its sole discretion) after six months of service, such person will be an “AW Person” in the place and stead of either Brian K. Waxman or Peter J. Applefield, as applicable, and if BH is not satisfied, any such successor will not be considered an AW Person hereunder.  For the avoidance of doubt, any person nominated as a successor AW Person shall be considered an AW Person unless and until BH rejects such person as being unsatisfactory at the end of the aforementioned six-month trial period.

“BH” has the meaning set forth in the introductory paragraph hereof.

“Book Basis” means, with respect to any asset of the Company, the adjusted basis of such asset for federal income tax purposes; provided, however, that (a) if any asset is contributed to the Company, the initial Book Basis of such asset shall equal its fair market value on the date of contribution as determined by the Managing Member, and (b) the Book Basis of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Managing Member, as of the following times:  (i) the acquisition of an additional Interest by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an Interest; (iii) in connection with the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g); and (iv) in any other circumstances permitted by the Code or Treasury Regulations, provided, however, that adjustments pursuant to clauses (i), (ii) and (iv) above shall be made only if the Managing Member determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company.  The Book Basis of all assets of the Company shall be adjusted thereafter by depreciation as provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(g) and any other adjustment to the basis of such assets other than depreciation or amortization.

“Bridge Lender” means BH, in its capacity as the lender of the loan to be evidenced by the Bridge Note.

“Bridge Loan” means the loan evidenced by the Bridge Note.

“Bridge Note” means that certain promissory note dated on the Closing Date in the form attached as Appendix A hereto to be issued by the Company and payable to the Bridge Lender in the principal amount Approved by BH.

“Budget” means the initial and each subsequent annual budget prepared by or on behalf of the Managing Member covering the Company’s and any SPV’s anticipated operations and capital expenditures (including any construction costs), as Approved by BH and in effect from time to time pursuant to the terms hereof, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Business Day” means any day other than Saturday, Sunday, any day that is a legal holiday in the State of Texas or Florida, or any other day on which banking institutions in Texas or Florida are authorized to close.

“Buy-Sell Offer” shall have the meaning set forth in Section 15.1.

“Buy-Sell Offer Price” shall have the meaning set forth in Section 15.1(a).

“Capital Account” means the separate account maintained for each Member under Section 4.3.

“Capital Contribution” means, with respect to any Member, the aggregate amount of all Initial Capital Contributions and any Additional Capital Contributions made (or deemed made) by such Member to the Company pursuant to this Agreement, in each case as the same may be adjusted from time to time in accordance with the provisions hereof.

“Capital Transaction” means any insurance award, condemnation, sale of all or any portion of the Company Property or interest therein, sale of easements, rights of way or similar interest in the Company Property, any financing or refinancing, and any similar items, and any other transaction undertaken as part of or which results in the dissolution of the Company.

“Certificate of Formation” has the meaning set forth in the recital paragraphs to this Agreement.

“Change in Control” means the occurrence of any of the following:

(i)            The AW Persons cease to Control the AW Manager;

(ii)           The AW Manager is dissolved, terminated, liquidated, merged, consolidated or reorganized into or with another Person;

(iii)          Brian K. Waxman or Peter J. Applefield ceases to devote a majority of his business time and attention to the affairs of the AW Manager, AW Management, LLC and/or Applefield Waxman, Inc. (other than due to death or Incapacity) which failure is not remedied within a 15-day cure period after written demand from BH.

“Closing Date” means the date of the “Closing” under the Purchase Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means the limited liability company continued and governed by the terms of this Agreement.

“Company Accountant” has the meaning set forth in Section 8.4.

“Company Minimum Gain” means “partnership minimum gain” as defined in Treasury Regulation Section 1.704-2(d) and shall generally mean the amount by which the Nonrecourse Liabilities secured by any assets of the Company exceed the adjusted tax basis of such assets as of the date of determination.  A Member’s share of Company Minimum Gain (and any net decrease thereof) at any time shall be determined in accordance with Regulation Section 1.704-2(g).

“Company Property” means, either individually or collectively as the context requires or otherwise indicates, any asset or other property (real, personal or mixed) owned by the Company from time to time (or indirectly by an SPV) including, initially, the Property.

“Confidential Information” has the meaning set forth in Section 13.14(a).

“Contribution Agreement” means that certain Contribution Agreement by and between BH, AW Manager and AW Investor, in the form Approved by BH.

“Contributing Party” has the meaning set forth in Section 4.2(b).

“Contribution Percentage” means, with regard to each Member at any time, the proportion which such Member’s aggregate Capital Contributions to the Company bears to the total of all Capital Contributions to the Company, as adjusted pursuant to Section 4.2(d), which shall initially be in the percentages set forth below opposite its name below:

Member	Contribution Percentage

BH	90%
AW Investor	9.99%
AW Manager	.01%

“Control” means, when used with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise, and the terms “Controlling”, “Controlled by” and “under common Control with” shall have the meanings correlative therewith; provided, however, that a Person will not be considered to lack Control of another Person merely due to the existence of key decision or major decision approval rights in favor of another Person.

“Deadlock Event” means the failure of the AW Manager and BH to reach agreement with regard to a Major Decision which continues for a period of at least thirty (30) calendar days following notice from either AW Manager or BH to the other party.

“Delaware Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Deposit” has the meaning set forth in Section 4.1(a).

“Election” shall have the meaning set forth in Section 15.1(c).

“Event of Default” has the meaning set forth in Section 12.1.

“Exchanging Member” has the meaning set forth in Section 13.17.

“Excluded Project” means the leasehold, fee interest and other interests in St. Mary’s Professional Building, West Palm Beach, Florida to be acquired by an Affiliate of the AW Member Group pursuant to the Purchase Agreement.

“Failed Contribution” has the meaning set forth in Section 4.1(e).

“First Tier Capital Transaction Promote Percentage” means 20.0%, subject to adjustment as provided in Section 4.2(d).

“For Cause Event” has the meaning set forth in Section 7.2(e).

“GAAP” means United States generally accepted accounting principles consistently applied.

“GMP LLC” means Gardens Medical Pavilion, LLC, a Florida limited liability company.

“Ground Leases” means the Ground Leases to be entered by and between the Seller and the applicable SPV that is acquiring a leasehold interest in the applicable Projects under the Purchase Agreement.

“Incapacity” means, with respect to any individual, either the death of such individual, or the physical or mental disability or incapacity of such individual that, in the reasonable opinion of an appropriately qualified independent physician reasonably acceptable to BH, renders such individual legally incompetent or otherwise incapable of adequately managing such individual’s business and affairs or renders such individual unable to participate in any reasonable manner in decisions regarding the Company and the ownership, operation and management of the Company Property.

“Indemnitees” has the meaning set forth in Section 10.2.

“Initial Approved Budget and Operating Plan” has the meaning set forth in Section 8.6.

“Initial Capital Contribution” means, with respect to any Member, any capital contribution made by such Member pursuant to Section 4.1 hereof.

“Initial Percentage” means 95.0%.

“Interest” means, with respect to any Member at any time, the interest of such Member in the Company at such time, including the right of such Member to any and all of the benefits to which such Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement.

“IRR” means the annual percentage rate, compounded monthly, which, when utilized to calculate the present value of the distributions of Net Cash Flow and Net Capital Proceeds to a Member, causes such present value of distributions to equal the present value of total Capital Contributions (other than Priority Capital Contributions) made to the Company by such Member.  A specified IRR shall be deemed to have been attained as of any date that the sum of the present values of all amounts distributed to a Member pursuant to Sections 6.3 and 6.4 (other than Sections 6.3(a) and 6.4(a)) for all periods, as of the time of determination, when discounted to their present values as of the Closing Date by using a discount rate equal to such specified IRR and assuming that such amounts were distributed or deemed distributed as of the end of the applicable month to which such amounts relate, equals the sum of the separate present values of all amounts taken into account in determining such Member’s total Capital Contributions (other than Priority Capital Contributions) when discounted to their present values as of the Closing Date, using a discount rate equal to the specified IRR, and assuming that all such amounts were contributed or deemed contributed as of the time such amounts are received by the Company or otherwise taken into account pursuant to the definition of Capital Contributions.  For purposes of the foregoing, present value shall be determined using monthly compounding periods.

“Key Person Event” means the death or Incapacity of an AW Person.

“Leasing Guidelines” the leasing guidelines for the Projects then in effect, as Approved by BH.

“Leasing Services Agreement” means the Leasing Services Agreement to be entered into by Applefield Waxman, Inc., a Florida corporation and each SPV on or before the Closing Date in the form attached as Appendix C hereto.

“Liquidating Member” means the Member designated as such by the Managing Member but subject to the Approval of BH; provided, however, that any Member that is then in default hereunder or that causes the dissolution of the Company under Section 11.1(a)(iii) shall not serve as the Liquidating Member (in which event the Liquidating Member shall be the non-defaulting Member).

“Loan Documents” means the documents from time to time evidencing, securing or otherwise entered into by the Company or any SPV in connection with a loan or financing extended by a third party lender.

“LOI” means that certain letter agreement by and between Behringer Harvard Opportunity REIT II, Inc. and Applefield Waxman Capital, Inc. dated as of June 3, 2010.

“Loss” means, for each taxable year or other period, an amount equal to the Company’s items of taxable deduction and loss for such year or other period, determined in accordance with Section 703(a) of the Code (including all items of loss or deduction required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:

(a)           any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures under Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Loss, will be considered an item of Loss;

(b)           loss resulting from any disposition of Company Property with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Book Basis of such property, notwithstanding that the adjusted tax basis of such property may differ from its Book Basis;

(c)           in lieu of depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there will be taken into account depreciation for the taxable year or other period as determined in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g);

(d)           any items of deduction and loss specially allocated pursuant to Section 6.8 shall not be considered in determining Loss; and

(e)           any decrease to the Book Basis of Company assets pursuant to Treasury Regulation Section 1.704-1(b)(2) (iv)(e) or (f) shall constitute an item of Loss.

“Major Decision” has the meaning set forth in Section 7.1(a).

“Majority-In-Interest” means, as to the class or group of Members referred to, required or to be determined, such of those Members of that class or group having more than 50% of the Contribution Percentages of the Members in such class or group.

“Management Agreement” means the collective reference to the Property Management Subcontracts and the Leasing Services Agreements.

“Managing Member” means AW Manager, and its successors and permitted assigns.

“Material Damage or Loss” is a violation, breach or default which causes loss or damage having a material adverse effect on the Company, the SPVs and the value of the Projects taken as a whole (valued together on an aggregate basis).

“Member” means one or more of BH, AW Investor, AW Manager or any other Person who is admitted as a member of the Company in accordance with this Agreement and applicable law.

“Member Minimum Gain” means the Company’s “partner nonrecourse debt minimum gain” as defined in Treasury Regulation Section 1.704-2(i)(2).

“Member Nonrecourse Debt” means “partner nonrecourse debt” as defined in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount for each Member Nonrecourse Debt, equal to the Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” means “partner nonrecourse deductions” as defined in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Missed Contribution” has the meaning set forth in Section 4.2(d).

“Necessary Expense” has the meaning set forth in Section 7.2(b)(iii).

“Net Cash Flow” means, for any period, the excess of (i) Operating Revenues for such period, over (ii) Operating Expenses for such period.

“Net Capital Proceeds” means, for any period of determination, the excess of (a) the sum of the net gross proceeds received by the Company during such period from Capital Transactions, including all receipts or net proceeds of the Company from or related to (i) any the sale or other disposition of all or any portion of the Company Property, (ii) any condemnation of or casualty loss with regard to all or any portion of the Company Property (including any and all insurance awards with regard thereto), (iii) any financing, refinancing, monetization or securitization of the Company Property or any interest therein, and (iv) any and all other Capital Transactions, including, without limitation, (A) distributions and other amounts received directly or indirectly from any SPV or other entity in which the Company owns an interest which is attributable to a Capital Transaction, and (B) net proceeds or receipts received by the Company incident to the dissolution and liquidation of the Company, but specifically excluding revenues from operations; over (b) the sum of the total cash expenditures of the Company during such period attributable to Capital Transactions, including without limitation, (i) fees and commissions paid with regard thereto, (ii) all costs and expenses incurred as a result of the applicable Capital Transaction, (iii) all costs, expenses and payments to discharge part or all of any loan or other financing required to be made as a result of the applicable Capital Transaction, (iv) all costs and expenses relating to any sale, disposition, financing, refinancing, monetization or securitization of the Property or any SPV, and (v) all other closing costs attributable or related to the applicable Capital Transaction.

“Net Loss” means, for any period, the excess of (i) Losses for such period, over (ii) Profits, if applicable, for such period determined without regard to any Profits or Losses allocated pursuant to Section 6.2.

“Net Profit” means, for any period, the excess of (i) Profits for such period, over (ii) Losses, if applicable, for such period determined without regard to any Profits or Losses allocated pursuant to Section 6.2.

“Non-Contributing Party” has the meaning set forth in Section 4.2(b).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(1).  The amount of Nonrecourse Deductions for a given period equals the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during such period, over the aggregate amount of any distributions during such period of proceeds of a Nonrecourse Liability that are allocable to any increase in Company Minimum Gain, determined according to the provisions of Regulations Section 1.704-2(c).

“Nonrecourse Liability” has the meaning given such term in Regulations Section 1.704-2(b)(3).

“Non-Withdrawing Member” has the meaning set forth in Section 4.1(e).

“Notices” has the meaning set forth in Section 13.3.

“OFAC” means the United States Office of Foreign Assets Control, Department of the Treasury, any successor governmental or similar authority thereto.

“Offeree” shall have the meaning set forth in Section 15.1.

“Offeree Value” shall have the meaning set forth in Section 15.1(b).

“Offeror” shall have the meaning set forth in Section 15.1.

“Offeror Value” shall have the meaning set forth in Section 15.1(b).

“Operating Expenses” means, for any period, the sum of the total gross cash expenditures of the Company attributable to operations during such period, including without limitation (a) all cash operating expenses (including, without limitation, all fees, commissions, expenses and allowances paid to any third party or paid or reimbursed to any Member or any of its Affiliates pursuant to any agreement or contract (including the Management Agreements) or otherwise, as permitted hereunder), (b) all debt service payments including debt service on loans made to the Company by the Members or any of their Affiliates (including the Bridge Note), (c) all expenditures which are treated as capital expenditures (as distinguished from expense deductions) under GAAP, (d) all real estate taxes, personal property taxes and sales taxes, (e) all deposits to the Company’s reserve accounts, (f) all costs and expenditures related to any acquisition of the Property or any SPV and (g) all cash contributions, loans or advances directly or indirectly made to any SPV; provided, however, that Operating Expenses shall not include (i) any payment or expenditure to the extent (A) the sources of funds used for such payment or expenditure are not included in Operating Revenues or (B) such payment or expenditure is paid out of any reserve account of the Company, (ii) any expenditure properly attributable to any Capital Transaction, including the dissolution and liquidation of the Company, or (iii) non-cash expenses such as depreciation or amortization.

“Operating Plan” means the initial and each subsequent annual strategic and comprehensive operating plan prepared by or on behalf of the Managing Member covering the Company’s anticipated operations and including (to the extent applicable) any capital expenditures at the Property, as Approved by BH and in effect from time to time pursuant to the terms hereof, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Operating Revenues” means, for any period, the sum of the total gross cash revenues received by the Company during such period from operations, including all receipts of the Company from (a) proceeds from Capital Contributions , (b) rent (including additional rent and percentage rent) paid to the Company (including for parking facilities), (c) concessions, (d) expense reimbursements, (e)  proceeds from rent or business interruption insurance, if any, (g) funds made available to the extent such funds are withdrawn from the Company’s reserve accounts and deposited into the Company’s operating accounts, and (h) all other operating revenues and receipts realized by the Company, including, without limitation, distributions and other payments and amounts received directly or indirectly from any SPV or other entity in which the Company owns an interest (and attributable to operations) and interest accrued on any funds held by the Company; provided, however, that Operating Revenues shall not include any revenues or receipts realized by the Company incident to or from a Capital Transaction, including the dissolution and liquidation of the Company.

“Operations Promote Percentage” means 15.0%, subject to adjustment as provided in Section 4.2(d).

“Partially Adjusted Capital Account” means, with respect to any Member for any taxable year or other period of the Company, the Capital Account balance of such Member at the beginning of such year or period, adjusted for all contributions and distributions made or deemed made to or by such Member during such year or period and all special allocations to such Member pursuant to Section 6.2 with respect to such year or period, but before giving effect to any allocations of Net Profit or Net Loss to such Member pursuant to Section 6.1 with respect to such year or period.

“Permitted Exceptions” has the meaning set forth in Section 16.1(a).

“Person” means any individual, partnership, corporation, limited liability company, limited liability partnership, trust or other entity.

“Pledge Agreement” means the Pledge Agreement to be entered into by the Company and the Bridge Lender pursuant to which the Company pledges its membership interest in each of the SPVs to the Bridge Lender in order to secure repayment of the Bridge Note.

“Priority Capital Contribution” has the meaning set forth in Section 4.2(b).

“Profit” means, for each taxable year or other period, an amount equal to the Company’s items of taxable income and gain for such year or other period, determined in accordance with Section 703(a) of the Code (including all items of income and gain required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:

(i)            any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profit will be added to Profit;

(ii)           any gain resulting from any disposition of Company Property with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Book Basis of such property, notwithstanding that the adjusted tax basis of such property may differ from its Book Basis;

(iii)          any items specially allocated pursuant to Section 6.8 shall not be considered in determining Profit; and

(iv)          any increase to the Book Basis of Company assets pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or (f) shall constitute an item of Profit.

“Prohibited Person” means a Person with whom a U.S. Person is prohibited from transacting business of the type contemplated by this Agreement or any other Transaction Document, whether such prohibition arises under United States law, regulation, executive orders and lists published by OFAC, including those executive orders and lists published by OFAC with respect to Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC or otherwise.

“Project” shall have the meaning set forth in the Purchase Agreement but shall exclude the Excluded Project.

“Promote Percentages” means the collective reference to the Operations Promote Percentage, First Tier Capital Transaction Promote Percentage and Second Tier Capital Transaction Promote Percentage.

“Property” shall have the meaning set forth in the Purchase Agreement but shall exclude the Excluded Project.

“Property Management Subcontract” means the separate Property Management Subcontracts to be entered into on or before the Closing Date by the Subcontractor, the Asset Manager and joined in by the applicable SPV relating to the management of the Project owned by such SPV in the form attached as Appendix B hereto.

“Purchase Agreement” means that certain Purchase and Sale Agreement and Agreement to Enter Into Ground Lease, effective May 27, 2010 as amended, between Seller, as seller, and Applefield Waxman Capital, Inc., as purchaser, pursuant to which the SPVs shall take an assignment of Applefield Waxman Capital, Inc.’s interest to purchase the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Pursuit Costs” has the meaning set forth in Section 4.1(b)(i).

“Reasonable Period” means, with respect to any defaulting member, a period of thirty (30) days after such defaulting Member receives written notice of its default from a non-defaulting Member; provided, however, that if such breach can be cured but cannot reasonably be cured within such thirty (30) day period, the period shall continue, if such defaulting Member commences to cure the breach within such thirty (30) day period, for so long as such defaulting Member diligently prosecutes the cure to completion up to a maximum of the lesser of (i) an additional sixty (60) days following the expiration of such thirty (30) day period, or (ii) the period of time allowed for such performance under the Loan Documents.

“Recapture Gain” has the meaning set forth in Section 6.9(b).

“Recipient Party” has the meaning set forth in Section 9.5(a).

“Reserved Matter” means any matter relating to a Company action pertaining to the Bridge Note and Bridge Loan.

“ROFO Election” has the meaning set forth in Section 16.1(b).

“ROFO Escrow Agent” has the meaning set forth in Section 16.1(c).

“ROFO Escrow Deposit” has the meaning set forth in Section 16.1(c).

“ROFO Notice” has the meaning set forth in Section 16.1(a).

“ROFO Response Period” has the meaning set forth in Section 16.1(b).

“Second Tier Capital Transaction Promote Percentage” means 50.0%, subject to adjustment as provided in Section 4.2(d).

“Seller” means the collective reference to Douglas E. Rabe, as successor trustee pursuant to the FMC Land Trust Agreement Number 1001, Tenet Hialeah Healthsystem, Inc., Tenet Healthsystem North Shore, Inc., Lifemark Hospitals, Inc., Tenet Good Samaritan, Inc. and Tenet St. Mary’s Inc.

“Shortfall” has the meaning set forth in Section 4.2(a).

“SPV” has the meaning set forth in Section 2.5(c).

“Subcontractor” means Applefield Waxman Management, LLC, a Florida limited liability company.

“Substitute Contribution” has the meaning set forth in Section 4.2(b).

“Target Account” means, with respect to any Member for any taxable year of the Company or other period, the excess of (a) an amount equal to the hypothetical distribution such Member would receive if all assets of the Company, including cash, were sold for cash equal to their Book Basis (taking into account any adjustments to Book Basis for such year or other period but not adjustments caused by any such hypothetical distributions pursuant to this sub-clause), all liabilities allocable to such assets were then due and were satisfied according to their terms (limited, with respect to each non-recourse liability, to the Book Basis of the assets securing such liability) and all remaining proceeds from such sale were distributed pursuant to Section 6.3 or 6.4, as applicable, over (b) the amount of Company Minimum Gain and Member Minimum Gain that would be charged back to such Member as determined pursuant to Treasury Regulation Section 1.704-2 immediately prior to such sale.

“Target Interest” has the meaning set forth in Section 9.5(a).

“Target Property” has the meaning set forth in Section 16.1(a).

“Transaction Documents” means, collectively, this Agreement, the Contribution Agreement, the Purchase Agreement, the Management Agreements, the Bridge Note, the Pledge Agreement, the Ground Leases, and any Loan Documents, together with any other agreement, document or instrument executed and/or delivered pursuant to the provisions of any of the foregoing or in connection with the transactions contemplated thereby, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Transfer” has the meaning set forth in Section 9.1.

“Transfer Election” has the meaning set forth in Section 9.5(a).

“Transfer Escrow Agent” has the meaning set forth in Section 9.5(b).

“Transfer Escrow Deposit” has the meaning set forth in Section 9.5(b).

“Transfer ROFO Notice” has the meaning set forth in Section 9.5(a).

“Treasury Regulation” or “Regulation” means, with respect to any referenced provision, such provision of the regulations of the United States Department of the Treasury or any successor provision.

“Triggering Party” has the meaning set forth in Section 9.5(a).

“U.S. Person” means a United States citizen, a permanent resident of the United States, an entity organized under the laws of the United States or any of its territories or having its principal place of business within the United States or any of its territories, or any other Person that is a “United States person” as described in, or for the purposes of, Executive Order 13224 of September 23, 2001 or any amendment, replacement or other modification thereto.

“Unreturned Capital Contributions” means, as to each Member and any time, the excess, if any, of (i) such Member’s aggregate Capital Contributions made or deemed made prior to such time, over (ii) all distributions made to such Member pursuant to Section 6.4(c).

“Venture Coordinator” shall have the meaning set forth in Section 7.6.

“Winding Up Profit and Loss” means items of Net Profit or Net Loss in the Winding Up Year.

“Winding Up Year” means the taxable year of the Company in which all of its assets are disposed of, or the Company liquidates.

“Withdrawing Member” shall have the meaning set forth in Section 4.1(e).

1.2           Other References.

As used in this Agreement, unless otherwise specified, all references to Sections, Articles or Appendices are to Sections, Articles or Appendices of this Agreement.

ARTICLE II

ORGANIZATION

2.1           Formation.

The Members hereby agree to form the Company as a limited liability company under the Delaware Act, upon the terms and subject to the conditions set forth in this Agreement.  The Managing Member is hereby authorized to file and record any amendments to the Certificate of Formation and such other documents as may be reasonably required or appropriate under the Delaware Act or the laws of any other jurisdiction in which the Company may conduct business or own property.

2.2           Name and Principal Place of Business.

(a)           The name of the Company is set forth on the cover page to this Agreement.  Subject to the Approval of BH, the Managing Member may change the name of the Company or adopt such trade or fictitious names for use by the Company as the Managing Member may from time to time determine.  All business of the Company shall be conducted under such name, and title to all Company Property shall be held in such name (or in the name of an SPV).

(b)           The principal place of business and office of the Company shall be located at 2801 PGA Boulevard, Suite 220, Palm Beach Gardens, Florida 33410.

2.3           Term.

The term of the Company commenced on the date of the filing of the Certificate of Formation pursuant to the Delaware Act, and shall continue until terminated pursuant to the provisions of this Agreement.  The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Delaware Act.

2.4           Registered Agent and Registered Office.

The name of the Company’s registered agent for service of process shall be Corporation Service Company, and the address of the Company’s registered agent and the address of the Company’s registered office in the State of Delaware shall be 2711 Centerville Road, Suite 400, in the City of Wilmington, Delaware 19808.  Subject to the Approval of BH, such agent and such office may be changed from time to time by the Managing Member with written notice to all Members.

2.5           Purpose.

(a)           The purpose of the Company shall be to:

(i)            perform its obligations and exercise its rights and remedies under the Transaction Documents and any other agreements or contracts contemplated by the foregoing, and to carry out the terms of and engage in the transactions contemplated by the Transaction Documents;

(ii)           directly or indirectly acquire, own, manage, service, operate, improve, finance, refinance, develop, redevelop, construct, renovate, market, lease, sell and otherwise deal with and dispose of the Company Property; and

(iii)          conduct all other activities reasonably necessary or desirable to accomplish the foregoing purposes.

(b)           The Company shall not engage in other businesses and activities except with the prior approval of all Members.

(c)           In order to facilitate the purposes of the Company, as set forth above, the Company may form or acquire one or more subsidiary special purpose entities to own all or any part of the Company Property or to conduct a portion of the Company’s business (each an “SPV”).  The Managing Member shall cause the Company to form a separate SPV to acquire the leasehold interest and/or fee title to each of the Projects which the Company shall acquire pursuant to the Purchase Agreement.  For the avoidance of doubt, GMP LLC shall be an SPV hereunder to the extent the contribution of membership interests in GMP LLC to the Company is completed pursuant to the Contribution Agreement.  Unless otherwise determined by a Majority-In-Interest of the Members, the Managing Member shall perform the same or substantially identical services for each such SPV as the Managing Member performs for the Company.  In connection therewith, the Managing Member agrees to perform such duties for and on behalf of each SPV, and in such circumstances and with regard to such duties, the Managing Member is subject to the same standards of conduct and will have the same rights and obligations with regards to such duties performed or to be performed on behalf of any such SPV as are set forth in this Agreement with regard to the same or substantially identical services to be performed for or on behalf of the Company (including, without limitation, the indemnification and exculpation rights and obligations of the Managing Member and the removal or termination provisions, as set forth in this Agreement).

ARTICLE III

MEMBERS

3.1           Admission of Members.

Effective as of the date of this Agreement, BH, AW Investor and AW Manager are admitted as Members of the Company and AW Manager shall be the sole Managing Member of the Company.  No other Person shall be admitted as a member of the Company and no additional Interest shall be issued, without the Approval of all of the Members, except as expressly permitted by this Agreement.

3.2           Limitation on Liability.

Except as otherwise expressly provided in the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.  Except as otherwise expressly provided herein as to certain recourse obligations of the Members and as may be otherwise provided in the Delaware Act, the liability of each Member shall be limited to the amount of Capital Contributions required to be made by such Member in accordance with the provisions of this Agreement, but only when and to the extent the same shall become due pursuant to the provisions of this Agreement.  Further, except as otherwise expressly provided herein to the contrary, no general or limited partner of any Member, shareholder, member, partner or other holder of an equity interest in any Member or Managing Member, or any officer, director or employee of any of the foregoing or any of their Affiliates is obligated personally for any debt, obligation or other liability of the Company solely by reason of their being a general or limited partner of any Member, shareholder, member, partner or other holder of an equity interest in any Member and/or Managing Member, or officer, director or employee of any of the foregoing or any of their Affiliates.  Further, failure of the Company to observe any corporate or company governance or other formalities or requirements relating to the exercise of its powers or the management of its business or affairs under this Agreement or the Delaware Act will not be grounds for any Member, general or limited partner of any Member, shareholder, member or other holder of an equity interest in any Member, or any officer, director or employee of any of the foregoing or any of their Affiliates to be held liable or obligated for any debt, obligation or other liability of the Company.

3.3           Transaction Fee.

The Company shall pay to AW Management, LLC on the Closing Date a transaction fee in the amount of $300,000.

ARTICLE IV

CAPITAL

4.1           Initial Capital Contributions.

(a)           Deposits Under the Purchase Agreement.  It is acknowledged that, on or prior to the date hereof, the AW Member Group (or their Affiliates) has paid all or a portion of the deposits required under the Purchase Agreement (the “Deposit”).  On the date BH elects in a written notice from BH to AW Manager (which shall not be later than the end of the Inspection Period under the Purchase Agreement), AW Manager or an Affiliate will cause the Purchase Agreement (excluding the rights thereunder to acquire the Excluded Project) to be assigned to and assumed by the Company in consideration of a cash reimbursement paid to the applicable Member (or its Affiliate) which paid such Deposit equal to the portion of the Deposit paid by such Member in excess of its Contribution Percentage of such Deposit which shall be paid by the other Member or Members (as applicable) in order to insure that the funding of the Deposits under the Purchase Agreement has been made on a pro rata basis by the Members in accordance with the Contribution Percentages as of such date.  It is further agreed that on such date at the election of BH, AW Manager will further cause the rights under the Purchase Agreement to acquire the Excluded Project to be assigned to a separate Affiliate of AW Manager.  At Closing (as defined in the Purchase Agreement), although the Company will be responsible for paying the aggregate purchase price to the Seller under the Purchase Agreement, the Company will direct the Seller to convey title to the Excluded Project directly to an Affiliate of the AW Manager which is not a member of the AW Member Group.  At Closing, the Company shall reimburse the AW Member Group (or its Affiliate) for any previously unreimbursed portion of the Deposit.

(b)           Pursuit Costs.  (i)  Prior to the date hereof, the AW Member Group and BH and their respective Affiliates, have incurred, and may hereafter incur prior to the Closing Date third party out-of-pocket costs and expenses in connection with the negotiation and closing of the Purchase Agreement and their respective due diligence analyses and other evaluations of the Property (including, without limitation, costs of environmental and engineering and other feasibility reports and studies, costs related to analyzing the Property (including, without limitation, travel costs) and costs (including, without limitation, attorneys’ fees) incurred by the Members in reviewing and analyzing work conducted by Applefield Waxman Capital, Inc. or its agents) and costs to complete an audit of the financial statements in respect of the Property in compliance with certain laws and regulations applicable to BH and/or its Affiliates (collectively, the “Pursuit Costs”).  For the avoidance of doubt, those expenditures identified on Schedule B of the LOI shall be considered Pursuit Costs for purposes of this Section 4.1(b).

(ii)           On the date the Purchase Agreement is assigned to the Company pursuant to Section 4.1(a) above, and on the Closing Date (provided that the Company or its SPVs acquire the Property pursuant to the Purchase Agreement), the Company shall pay or reimburse each Member for the portion of any Deposit it made after the date the Purchase Agreement is assigned to the Company and all Pursuit Costs actually incurred by such Member in good faith pursuant to the terms hereof to the extent set forth in a budget approved by all Members, or shall credit such amounts against such Member’s Initial Capital Contribution as provided in Section 4.1(d) below, so that each Member’s share of such costs shall be in proportion to their respective Contribution Percentages.  If BH elects not to cause the Company to acquire the Property or the Company or its SPVs fails to acquire the Property for any reason, then, each Member shall be responsible for and pay all Pursuit Costs incurred by such Member.

(iii)          Fees of legal counsel for the Members incurred in connection with or related to the negotiation of this Agreement shall be borne by each Member and shall not be reimbursed by the Company.

(c)           Failure to Close Purchase.  Whether the Company shall proceed with the transactions contemplated by the Purchase Agreement, including (without limitation) whether it shall close the purchase of the Property, shall be determined by BH in its sole discretion, and neither the AW Member Group nor any Affiliate of the AW Member Group shall have any claim against the Company or BH or any of its Affiliates by reason of such determination; provided that if BH unilaterally determines not to close the acquisition of the Property, it shall use reasonable efforts to keep the AW Member Group updated as to its decision making process, and it shall provide notice of such final decision to the AW Member Group as soon as possible.  If BH elects not to cause the Company to close the purchase of the Property pursuant to the Purchase Agreement, then at the election of AW Manager or Applefield Waxman Capital, Inc., the Company will further assign the Purchase Agreement to AW Manager or its designee, together with any and all third party reports and other due diligence materials in possession of the Company in consideration of such assignee’s payment to the Company of any and all Deposits previously made under the Purchase Agreement by or on behalf of the Company.

(d)           Closing Contributions.  In the event that BH decides to cause the Company to close the purchase of the Property pursuant to the Purchase Agreement, then on or before the Closing Date, the Members shall contribute in cash (or be credited to the extent as provided in Section 4.1(a), Section 4.1(b)(ii) or the Contribution Agreement with making cash contributions) to the capital of the Company their pro rata share (based upon their relative Contribution Percentages) of the sum of (x) the amount reasonably necessary to close the acquisition of the Property, closing costs, Pursuit Costs, other amounts payable or reimbursable by the Company under Section 4.1(b) and (y) a reasonable amount of initial working capital and reserves (which shall include anticipated capital expenditures to be made in the period following acquisition of the Property as set forth in the Initial Approved Budget and Operating Plan as well as any and all anticipated third party loan commitment fees and closing costs which may be incurred in connection with any permanent financing to be obtained by the Company) for the Company, as Approved by the Members minus (z)  the principal amount of the Bridge Note (subject to the last sentence of this Section 4.1(d)).  For purposes of the preceding sentence, AW Investor will be credited with having made a cash contribution to the Company in the amount set forth in the Contribution Agreement and AW Manager will be credited with having made a cash contribution to the Company in the amount set forth in the Contribution Agreement based upon their respective contributions of the membership interests in GMP LLC pursuant to the terms and conditions of the Contribution Agreement.  AW Manager will deliver to the Members for Approval a statement of sources and uses for the closing and a detailed estimate of the Initial Capital Contributions.  Amounts payable to the Company by a Member on the Closing Date may be set off from amounts the Company owes to a Member, each Member shall receive credits for payments made prior to the Closing Date for amounts paid to a third party and/or amounts will be reimbursed or paid to a Member to the extent necessary to result in the initial Contribution Percentages standing in the proportions set forth in the definition thereof on the Closing Date, all as set forth in such Approved statement of sources and uses.  On the Closing Date, provided BH has elected to cause the Company or its SPVs to acquire the Property pursuant to the Purchase Agreement, the Company, AW Investor and AW Manager shall additionally execute and deliver the Contribution Agreement and, subject to the provisions of the following sentence, the Company shall execute and deliver the Bridge Note and Pledge Agreement to BH.  BH and the AW Member Group acknowledge and agree that they will cooperate and use good faith efforts to secure an Acquisition Loan from a third party lender on or before the Closing Date in an amount not less than the amount which would otherwise have been funded under the Bridge Note upon terms mutually acceptable to BH and the AW Member Group (and if such third party financing is obtained, it shall replace the amount otherwise provided for in clause (z) of this Section 4.1(d) above).

(e)           Withdrawing Members.  Subject to the provisions of Section 4.1(d) and this Section 4.1(e), if any Member (a “Withdrawing Member”) fails to timely make all or any portion of its Initial Capital Contributions pursuant to this Section 4.1 (a “Failed Contribution”), then one or more of the other Members that is not an Affiliate of the Withdrawing Member (the “Non-Withdrawing Member”) may either pursue all of its rights and remedies at law and in equity, or elect to make such Failed Contribution, in which case, as such Non-Withdrawing Member’s sole and exclusive remedy with respect thereto (i) the Withdrawing Member shall be automatically terminated as a Member for all purposes hereunder and (ii) the Interest of the Withdrawing Member (and its share of the Deposit) shall be deemed forfeited in its entirety and such Withdrawing Member shall cease to have any Interest in the Company or any rights under this Agreement with respect thereto.  Each Member acknowledges and agrees that the other Members would not be entering into this Agreement were it not for (i) the Members agreeing to make the Initial Capital Contributions provided for in this Section 4.1, and (ii) the remedy provisions set forth above in this Section 4.1(e).  Each Member acknowledges and agrees that in the event any Member fails to make its Initial Capital Contributions pursuant to this Agreement, the other Members will suffer substantial damages and the remedy provisions set forth above are fair, just and equitable in all respects.

4.2           Additional Capital Contributions.

(a)           If at any time or from time to time after all of the Initial Capital Contributions have been contributed, the Managing Member determines that additional funds (a “Shortfall”) are reasonably required (i) for development and tenant improvement costs and other capital expenditures contemplated by the Approved Budget and Operating Plan, (ii) to meet the ongoing obligations, liabilities, Operating Expenses or reasonable business needs of the Company in accordance with the then applicable Approved Budget or Operating Plan, or to pay Necessary Expenses or other costs which are not provided for in the Approved Budget and Operating Plan, but which are Approved by BH to the extent not covered by the Initial Capital Contributions, or (iii) for any other purpose Approved by BH, the Managing Member may (but shall not be obligated to), require that each of the Members contribute its pro rata share (based upon the Contribution Percentages of the Members at the time of such request) of such Shortfall (any such contribution, an “Additional Capital Contribution”).  In addition, if the Bridge Note has not been paid in full by the maturity date set forth therein, any Member may (but shall not be obligated to) require that each of the Members contribute its pro rata share (based upon the Contribution Percentages of the Members at such time) of the amount necessary to pay in full the balance of the Bridge Note on such date, such contribution also being an “Additional Capital Contribution” hereunder.  If so requested by the Managing Member or a Member pursuant to the foregoing provisions, such contributions shall be due within ten (10) calendar days.

(b)           Notwithstanding anything to the contrary contained herein, a failure by any Member to make any Additional Capital Contribution to the extent required or requested hereunder shall not constitute an Event of Default by such Member and the sole consequences of such failure shall be as set forth in this Section 4.2.  If BH or the AW Member Group (the “Non-Contributing Party”) fails to timely make all or any portion of any Additional Capital Contribution as required pursuant to Section 4.2(a) above, then the contributing party (the “Contributing Party”) may make such Additional Capital Contribution on behalf of the Non-Contributing Party (any such Capital Contribution by a Contributing Party, a “Substitute Contribution”).  In such an event, the Contributing Party may elect by written notice given within five (5) Business Days of making the Substitute Contribution either (i) to treat the entire amount contributed by the Contributing Party (including both the Contributing Party’s and the Non-Contributing Party’s pro rata portion thereof) as a Priority Capital Contribution (a “Priority Capital Contribution”) by such Contributing Party in accordance with Section 4.2(c) below, or (ii) to treat the Substitute Contribution as a regular Capital Contribution in accordance with Section 4.2(d) below.

(c)           To the extent any Contributing Party elects to treat its own Additional Capital Contribution and such Substitute Contribution as a Priority Capital Contribution, such Priority Capital Contribution shall be returned on a priority basis together with an eighteen percent (18%) per annum cumulative annual preferred return thereon as provided in Section 6.3(a) and/or Section 6.4(a), as applicable.

(d)           If a Contributing Party elects to treat a Substitute Contribution as a regular Capital Contribution, then the Contribution Percentage of the Contributing Party shall be adjusted to equal the percentage equivalent of the quotient determined by dividing:

(i)            the positive difference, if any, between:

(A)          the sum of (I) one hundred percent (100%) of the aggregate Capital Contributions (excluding Substitute Contributions) then or theretofore made by such Member or AW Member Group to the Company, plus (II) two hundred percent (200%) of the Substitute Contributions then or theretofore made by such Member or AW Member Group to the Company (the excess of 200% of such Member or AW Member Group’s Substitute Contributions over such Member or AW Member Group’s Substituted Contributions is referred to herein as the “Excess Amounts”); minus

(B)           the Substitute Contributions then or theretofore made by the other Member or AW Member Group to the Company; by

(ii)           one hundred percent (100%) of the aggregate Capital Contributions (including, without limitation, Substitute Contributions) then or theretofore made by all of the Members to the Company.

and the Contribution Percentage of the Non-Contributing Party shall be reduced by the percentage necessary to insure that the Contribution Percentages add up to 100%.  At the same time, the Promote Percentages of each Member shall be adjusted (increased or decreased in the same proportions as the Contribution Percentages were adjusted pursuant to the foregoing provisions (e.g., if a Member’s Contribution Percentage is reduced by half or 50%, then the Promote Percentages of such Member will also be reduced by half or 50%).  In addition, an amount of Unreturned Capital Contributions equal to such Excess Amount shall be treated as having been transferred from the Non-Contributing Party to the Contributing Party but such transfer shall be solely for the purpose of computing preferred return pursuant to Sections 6.3(b) and 6.4(b) and Unreturned Capital Contributions pursuant to Section 6.4(c) with the result that each Member will have Unreturned Capital Contributions in proportion to its adjusted Contribution Percentage after giving effect to such transfer.  The Capital Accounts shall be adjusted accordingly.

Any Non-Contributing Party shall have until seventy-five (75) days after the date on which its missed Additional Capital Contribution (the “Missed Contribution”) was due in order to cure its failure to make such Missed Contribution by depositing into an account designated by the Contributing Party an amount equal to the amount of the Missed Contribution together with interest thereon at a eighteen percent (18%) per annum rate from the due date established by the Managing Member until such amount has been so deposited in full into such account, at which point such amount shall promptly be distributed to the Contributing Party if and to the extent the Contributing Party made a Substitute Contribution on account of the Missed Contribution.  If the Non-Contributing Party makes such deposits as aforesaid, any adjustment to Contribution Percentages, dilution to Promote Percentages (and the distributions affected thereby) and transfers of Unreturned Capital Contributions caused by its failure to make the applicable Additional Capital Contribution shall be unwound, and the payment, dilution and transfers described above shall not be reflected in the Members’ Capital Accounts.

(e)           Each Member acknowledges and agrees that the other Members would not be entering into this Agreement were it not for (i) the Members agreeing to make the Capital Contributions provided for in this Section 4.2, and (ii) the remedy provisions set forth above in this Section 4.2.  Each Member acknowledges and agrees that in the event any Member fails to make its Capital Contributions pursuant to this Agreement, the other Members will suffer substantial damages and the remedy provisions set forth above are fair, just and equitable in all respects.

(f)            All Capital Contributions shall be made by wire transfer of funds to accounts designated by the Managing Member from time to time.

4.3           Capital Accounts.

A separate Capital Account will be maintained for each Member in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv). Consistent therewith, the Capital Account of each Member will be determined and adjusted as follows:

(a)           Each Member’s Capital Account will be credited with:

(i)            any contributions of cash made by such Member to the capital of the Company plus the fair market value of any property contributed by such Member to the capital of the Company (net of any liabilities to which such property is subject or which are assumed by the Company);

(ii)           the Member’s distributive share of Net Profit and any items in the nature of income or gain specially allocated to such Member pursuant to Section 6.2; and

(iii)          any other increases required by Treasury Regulation Section 1.704-1(b)(2)(iv), without duplication.

(b)           Each Member’s Capital Account will be debited with:

(i)            any distributions of cash made from the Company to such Member plus the fair market value of any property distributed in kind to such Member (net of any liabilities to which such property is subject or which are assumed by such Member);

(ii)           the Member’s distributive share of Net Loss and any items in the nature of expenses or losses specially allocated to such Member pursuant to Section 6.2; and

(iii)          any other decreases required by Treasury Regulation Section 1.704-1(b)(2)(iv), without duplication.

(c)           The provisions of this Section 4.3 and any other provisions of this Agreement relating to the maintenance of Capital Accounts have been included in this Agreement to comply with Section 704(b) of the Code and the Treasury Regulations promulgated thereunder and will be interpreted and applied in a manner consistent with those provisions.

4.4           No Further Capital Contributions.

Except as expressly provided in this Agreement or with the prior written consent of all of the Members, no Member shall be required or entitled to contribute any other or further capital to the Company, nor shall any Member be required or entitled to loan any funds to the Company.  No Member will have any obligation to restore any negative balance in its Capital Account at any time including upon liquidation or dissolution of the Company.

4.5           Acquisition Loans.

(a)           If not obtained before the Closing Date pursuant to the last sentence of Section 4.1(d), it is acknowledged that promptly after the Closing Date, both BH and the Managing Member on behalf of the Company shall use good faith efforts to secure a permanent loan secured by all or a portion of the Company Property (the “Acquisition Loan”) in the estimated amount of $32,000,000 but in no event less than 50% of the total capitalization of the Company, on terms which are acceptable to both BH and the Managing Member, the proceeds of which will be applied to, first, pay off in full the remaining balance of the Bridge Note, and thereafter, any remaining available balance not otherwise applied as required by the terms of this Agreement or by the terms of such Acquisition Loan or as otherwise agreed will be distributed as provided in Section 6.4.

(b)           If either BH or the Managing Member does not Approve a financing proposal for an Acquisition Loan presented by the other party (the “Presenting Member”), the party who fails to Approve such proposal (the “Rejecting Member”) must identify to the Presenting Member the basis for such disapproval in writing and the Rejecting Member will thereafter have a period of 60 calendar days in which to obtain an alternative financing commitment including terms not materially worse (taken as a whole) than the financing terms originally proposed by the Presenting Member and including improved or different terms with respect to the item(s) the Rejecting Member originally identified as the reason for its disapproval.  If the Rejecting Member has not delivered to the Presenting Member a financing commitment on such revised terms by the end of such 60-day period, the Presenting Member shall be empowered to alone cause the Company to Approve the original financing proposal by such Member (notwithstanding the provisions of Section 7.01(a)(ii)).  Each Member agrees to act in a commercially reasonable manner in proposing, voting to Approve or dis-Approve or otherwise acting in connection with a financing proposal under Section 7.01(a)(ii) or under this Section 4.5.

4.6           Bridge Loan.

(a)           The Bridge Loan shall be evidenced by the Bridge Note which shall be secured by the Pledge Agreement.

(b)           The proceeds of the Bridge Loan shall be used to pay off in full the existing third party debt secured by the Gardens Medical Pavilion asset and to pay a portion of the Purchase Price due and payable under the Purchase Agreement, as well as closing costs all as identified in the closing statement to be prepared under Section 4.1(d).

ARTICLE V

INTERESTS IN THE COMPANY

5.1           Contribution and Promote Percentage Adjustments.

The Promote Percentages and Contribution Percentages of the Members may be adjusted only as set forth in this Agreement.

5.2           Return of Capital.

No Member shall be liable for the return of the Capital Contributions (or any portion thereof) of any other Member, it being expressly understood that any such return shall be made solely from the assets of the Company.  No Member shall be entitled to withdraw or receive a return of any part of its Capital Contributions or Capital Account, to receive interest on its Capital Contributions or Capital Account or to receive any distributions from the Company, except as expressly provided for in this Agreement or under applicable law.  No Member shall have any obligation to restore any negative or deficit balance in its Capital Account.

5.3           Ownership.

All Company Property shall be owned by the Company or an SPV, subject to the terms and provisions of this Agreement.

5.4           Waiver of Partition; Nature of Interests in the Company.

Except as otherwise expressly provided for in this Agreement, each of the Members hereby irrevocably waives any right or power that such Member might have to:

(a)           cause the Company or any of its assets to be partitioned;

(b)           cause the appointment of a receiver for all or any portion of the assets of the Company;

(c)           compel any sale of all or any portion of the assets of the Company pursuant to any applicable law; or

(d)           file a complaint, or to institute any proceeding at law or in equity, to cause the termination, dissolution or liquidation of the Company.

Each of the Members has been induced to enter into this Agreement in reliance upon the waivers set forth in this Section 5.4, and without such waivers no member would have entered into this Agreement.  No Member shall have any interest in any specific Company Property.  The Interests of all Members in this Company are personal property.

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

6.1           Allocations.

For each taxable year or portion thereof, Net Profit and Net Loss shall be allocated (after all allocations pursuant to Section 6.2 have been made) as follows:

(a)           Except as provided in Section 6.1(b), Net Profit or Net Loss shall be allocated to make the Partially Adjusted Capital Accounts of the Members equal, as nearly as possible, their respective Target Accounts.

(b)           Winding Up Profit and Loss shall be allocated in such a manner so as to cause the Partially Adjusted Capital Accounts of the Members to equal, as nearly as possible, their respective Target Accounts (provided, however, that in no event shall an allocation under this Section 6.1 be made to the extent it would result in the allocations under this Article VI failing to satisfy the requirements of Section 514(c)(9) (E) of the Code and the applicable Treasury Regulations thereunder treating BH as a “qualified organization” under Section 514(c)(9) of the Code for this purpose.

6.2           Allocations and Compliance with Section 704(b).

The following special allocations shall, except as otherwise provided, be made in the following order:

(a)           Notwithstanding anything to the contrary contained in this Article VI, if there is a net decrease in Company Minimum Gain or in any Member Minimum Gain during any taxable year or other period, prior to any other allocation pursuant hereto, such Member shall be specially allocated items of Profit for such year (and, if necessary, subsequent years) in an amount and manner required by Treasury Regulation Sections 1.704-2(f) or 1.704-2(i)(4).  The items of Profit allocated pursuant to this Section 6.2(a) in any taxable year shall consist first of gains recognized from the disposition of property subject to one or more Nonrecourse Liabilities of the Company, and any remainder shall consist of a pro rata portion of other items of Profit of the Company.  The allocation otherwise required by this Section 6.2(a) shall not apply to a Member to the extent provided in Regulation Section 1.704-2(f)(2) through (5).

(b)           Non-recourse Deductions for any taxable year or other period shall be allocated (as nearly as possible) under Treasury Regulation Section 1.704-2 to the Members, pro rata in proportion to their respective Contribution Percentages.

(c)           Any Member Nonrecourse Deductions shall be allocated to those Members that bear the economic risk of loss for the applicable Member Nonrecourse Debt, and among such Members in accordance with the ratios in which they share such economic risk, determined in accordance with Regulation Section 1.704-2(i).  If there is a net decrease for a Company taxable year in any Member Nonrecourse Debt Minimum Gain, each Member with a share of such Member Nonrecourse Debt Minimum Gain as of the beginning of such year shall be allocated items of gross income and gain in the manner and to the extent provided in Regulation Section 1.704-2(i)(4).

(d)           Any Member Nonrecourse Deductions who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) which causes or increases a negative balance in his or its Capital Account shall be allocated items of Profit sufficient to eliminate such increase or negative balance caused thereby, as quickly as possible, to the extent required by such Treasury Regulation.

(e)           No allocation of an item of Loss shall be made to any Member if, as a result of such allocation, such Member would have an Adjusted Capital Account Deficit.  Any such disallowed allocation shall be made to the Members entitled to receive such allocation under Treasury Regulation Section 1.704 in proportion to their respective Contribution Percentages.

(f)            For purposes of Section 752 of the Code and the Treasury Regulations thereunder, excess non-recourse liabilities (within the meaning of Treasury Regulations Section 1.752-3(a)(3)) shall be allocated to the Members pro rata in proportion to their respective Contribution Percentages.

(g)           The foregoing provisions of this Section 6.2 are intended to comply with Regulation Sections 1.704-1(b) and 1.704-2 and shall be interpreted consistently with this intention.  Any terms used in such provisions that are not specifically defined in this Agreement shall have the meaning, if any, given such terms in the Regulations cited above.

6.3           Distributions from Operations.

Except as provided in Sections 6.5 and 6.6, the Company shall, as soon as reasonably practical (but no less often than monthly, if appropriate), make distributions of Net Cash Flow to the Members in the following manner and order of priority:

(a)           First, an amount of such Net Cash Flow will be distributed (in the order and priority set forth below) to the Members until each of the Members has received aggregate distributions pursuant to this Section 6.3(a) for the current period and all previous periods, equal to the sum of (i) the aggregate amount of its Priority Capital Contributions made pursuant to this Agreement, and (ii) an eighteen percent (18%) per annum (using a 360 day year) cumulative preferred returned thereon (amounts distributed under this Section 6.3(a) will be distributed in the reverse order in which such Priority Capital Contributions were made — that is, the most recent Priority Capital Contribution, together with the eighteen percent (18%) per annum cumulative return thereon, will be returned and paid first to the Member having made such Priority Capital Contribution, and then the next most recent Priority Capital Contribution, together with the eighteen percent (18%) per annum cumulative return thereon, will be returned and paid to the Member having made such Priority Capital Contribution, etc.).

(b)           Second, remaining Net Cash Flow shall be distributed to each Member, until each Member has received a cumulative preferred return on its Unreturned Capital Contributions outstanding from time to time of 8.0% per annum, with such distributions being made pro rata to each Member in accordance with the Members’ relative amounts of such cumulative unpaid preferred return at such time.

(c)           Third, a percentage of the remaining Net Cash Flow equal to the Operations Promote Percentage to AW Manager, and the balance to the Members (pro rata in accordance with the Contribution Percentages).

6.4           Distributions from Capital Transactions.

Except as provided in Sections 6.5 and 6.6, the Company shall, as soon as reasonably practical (but no less often than monthly, if appropriate), make distributions of Net Capital Proceeds (after establishment of appropriate and reasonable reserves, as determined by the

Managing Member or to the extent set forth in an Approved Budget) to the Members in the following manner and order of priority:

(a)           first, an amount of such Net Capital Proceeds will be distributed (in the order and priority set forth below) to the Members until each of the Members has received aggregate distributions pursuant to this Section 6.4(a) for the current period and all previous periods, equal to the sum of (i) the aggregate amount of its Priority Capital Contributions made pursuant to this Agreement, and (ii) an eighteen percent (18%) per annum (using a 360 day year) cumulative preferred returned thereon (amounts distributed under this Section 6.4(a) will be distributed in the reverse order in which such Priority Capital Contributions were made — that is, the most recent Priority Capital Contribution, together with the eighteen percent (18%) per annum cumulative return thereon, will be returned and paid first to the Member having made such Priority Capital Contribution, and then the next most recent Priority Capital Contribution, together with the eighteen percent (18%) per annum cumulative return thereon, will be returned and paid to the Member having made such Priority Capital Contribution, etc.);

(b)           second, remaining Net Capital Proceeds shall be distributed to each Member, until each Member received a cumulative preferred return (including amounts received pursuant to Section 6.3(b)) on its Unreturned Capital Contributions outstanding from time to time of 8.0% per annum, with such distribution being made pro rata to each Member in accordance with the Members’ relative amounts of such cumulative unpaid preferred return at such time;

(c)           third, remaining Net Capital Proceeds shall be distributed to each Member, pro rata in accordance with the Contribution Percentages, until each Member’s Unreturned Capital Contributions have been reduced to zero;

(d)           fourth, a percentage of the remaining Net Capital Proceeds, if any, equal to the Initial Percentage to the Members (pro rata in accordance with the Contribution Percentages) and the balance to AW Manager, until aggregate distributions have been made to BH and AW Investor in an amount necessary to provide a 17.0% IRR to BH and AW Investor with respect to their total Capital Contributions made to the Company;

(e)           fifth, a percentage of the remaining Net Capital Proceeds, if any, equal to the First Tier Capital Transaction Promote Percentage to AW Manager and the balance to the Members (pro rata in accordance with the Contribution Percentages) until aggregate distributions have been made to BH and AW Investor in an amount necessary to provide a 20.0% IRR to BH and AW Investor with respect to their total Capital Contributions to the Company; and

(f)            sixth, a percentage of the remaining Net Capital Proceeds, if any, equal to the Second Tier Capital Transaction Promote Percentage to AW Manager and the balance to the Members (pro rata in accordance with the Contribution Percentages).

6.5           Special Distributions.

From and after the time AW Manager shall have been terminated as the Managing Member due to a For Cause Event or an Event of Default, Net Cash Flow otherwise distributable under Section 6.3 and Net Capital Proceeds otherwise distributable under Section 6.4(d) shall not be distributed as provided in such Sections but rather shall be distributed as provided pursuant to this Section 6.5, and, except as provided in Section 6.6, the Company shall, as soon as reasonably practical (but no less often than monthly, if appropriate), make distributions of such Net Cash Flow of Net Capital Proceeds (i) first, as provided in Section 6.3(a), and (ii) second, to the Members in proportion to their respective Contribution Percentages.

6.6           Distributions in Liquidation.

(a)           Upon the dissolution and winding-up of the Company, the proceeds of sale and other assets of the Company distributable to the Members under Section 11.2(c)(iii) shall be distributed, not later than the latest time specified for such distributions pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(2) to the Members as provided in Section 6.4 above.

(b)           With the Approval of each Member, a pro rata portion of the distributions that would otherwise be made to the Members under the preceding provisions of this Section 6.6 may be distributed to a trust reasonably established, for a reasonable period of time, for the benefit of the Members for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with the Company.  The assets of any trust established under this Section 6.6 will be distributed to the Members from time to time by the trustee of the trust in the same proportions as the amount would otherwise have been distributed by the Company to the Members under this Agreement.

6.7           Tax Matters.

The Members intend for the Company to be treated as a partnership for federal income tax purposes.  BH shall make all applicable elections, determinations and other decisions under the Code and applicable Treasury Regulations, including, without limitation, the deductibility of a particular item of expense and the positions to be taken on the Company’s tax return, and shall approve the settlement or compromise of all audit matters raised by the Internal Revenue Service affecting the Members generally.  The AW Member Group shall take reporting positions on their respective federal, state and local income tax returns consistent with the positions determined for the Company by BH.  The Managing Member shall cause all federal, state and local income and other tax returns to be timely filed by the Company after same are Approved by BH and shall, after receiving BH’s Approval of such returns, be authorized to execute such returns (provided that the Managing Member shall, for so long as it diligently performs its obligations hereunder, not be responsible for the delays of BH or reputable accountants or auditors retained by the Managing Member or at the request of BH on behalf of the Company).

6.8           Tax Matters Partner.

BH shall be the tax matters partner within the meaning of Section 6231(a)(7) of the Code and, subject to Section 6.7, shall exercise all rights, obligations and duties of a tax matters partner under the Code; and the AW Member Group shall be kept informed of, and be given an opportunity to participate in a non-binding manner in, all such matters which the tax matters partner deems to be material.

6.9           Tax Allocations.

(a)           Generally.  Except as otherwise provided in this Section 6.9, items of income, gain, loss and deduction of the Company to be allocated for income tax purposes shall be allocated among the Members on the same basis as the corresponding book items are allocated under Sections 6.1 through 6.2.

(b)           Depreciation Recapture.  Subject to Section 6.9(c), if any portion of taxable gain recognized from the disposition of property by the Company represents the “recapture” of previously allocated deductions by virtue of the application of Code Section 1(h)(1)(D), 1245 or 1250 (“Recapture Gain”), such Recapture Gain shall be allocated as follows:

(i)            First, to the Members in proportion to the lesser of each Member’s (A) allocable share of the total taxable gain recognized from the disposition of such property and (B) share of depreciation or amortization with respect to such property (as determined in the manner provided under Regulations Sections 1.1245-1(e)(2) and (3)), until each such Member has been allocated Recapture Gain equal to such lesser amount.

(ii)           Second, the balance of Recapture Gain shall be allocated among the Members whose allocable shares of total taxable gain from the disposition of such property exceed their shares of depreciation or amortization with respect to such property (as determined in the manner provided under Regulations Sections 1.1245-1(e)(2) and (3)), in proportion to their shares of total taxable gain (including Recapture Gain)) from the disposition of such property; provided, however, that no Member shall be allocated Recapture Gain under this Section 6.9(b) in excess of the total taxable gain otherwise allocated to such Member from such disposition.

(c)           Section 704(c).  In accordance with Section 704(c) of the Code and the applicable Treasury Regulations thereunder, income, gain, loss, deduction and tax depreciation with respect to any property contributed to the capital of the Company, or with respect to any property which has a Book Basis different than its adjusted tax basis, shall, solely for federal income tax purposes, be allocated among the Members so as to take into account any variation between the adjusted tax basis of such property to the Company and the Book Basis of such property.  Any elections, accounting conventions or other decisions relating to such allocations shall be made by BH in a manner that (i) reasonably reflects the purposes and intention of this Agreement, and (ii) complies with Code Sections 704(b) and 704(c) and the Treasury Regulations thereunder.  For such allocations, with regard to the interests in GMP LLC to be contributed to the Company pursuant to the Contribution Agreement, BH shall select the “traditional method with curative allocations.”  For any other property which may be contributed to the Company in the future, BH may select any method permitted in the Treasury Regulations under Code Section 704(c) with respect to such allocations, including the “traditional method,” the “traditional method with curative allocations” and the “remedial allocation method.”

6.10         Withholding.

All amounts required to be withheld pursuant to Section 1446 of the Code or any other provision of federal, state, or local tax law shall be withheld and shall be treated as amounts actually distributed to the Members for all purposes under this Agreement.  If the Managing Member determines that the Company has insufficient liquid assets to satisfy such withholding obligation, the Member as to which withholding applies shall pay cash to the Company (which in no event shall constitute a Capital Contribution) within 5 days of a demand therefor in an amount sufficient to satisfy such withholding obligation.  Any failure to timely make such payment shall result in a fully recourse loan bearing interest at 20% per annum until paid.

ARTICLE VII

MANAGEMENT

7.1           Managing Member and Major Decisions.

Except as otherwise expressly provided in this Agreement (including with respect to the Reserved Matter and as otherwise provided in Section 4.5 with regard to Acquisition Loans), the business and affairs of the Company shall be vested in and controlled by the Managing Member as provided below.

(a)           The Managing Member shall have responsibility for establishing the policies and operating procedures with respect to the business and affairs of the Company and for making all decisions as to all matters which the Company has authority to perform.  Subject to the remaining provisions of this Article VII, all decisions made with respect to the management and control of the Company and Approved by the Managing Member shall be binding on the Company and all Members.  The Managing Member may elect officers of the Company to implement the decisions (including without limitation executing documents) of the Managing Member from time to time.  The Managing Member shall be responsible for performing, or for causing to be performed, and shall have the authority to perform (subject to the requirement of receiving BH’s Approval, as applicable, if and when required by the terms hereof), the duties described in Section 7.2.  Except as otherwise expressly provided in this Agreement or as otherwise previously Approved by BH, or provided for in any Approved Budget or Operating Plan, the Managing Member shall not cause the Company or any SPV to undertake any of the following matters without the prior Approval of BH (a “Major Decision”):

(i)            the execution and delivery of any agreement or instrument with respect to the purchase of the Property and the taking of any action required or permitted to be taken under the Purchase Agreement (including without limitation, all action necessary to close the purchase of the Property under the Purchase Agreement or otherwise and any election thereunder as to whether or not to purchase the Property) or any waiver under, amendment of or assignment (in whole or in part) of any Transaction Document (including, without limitation, the Purchase Agreement), the execution and delivery of any agreements with any governmental agency, any neighboring or adjacent property owner, any community organizations or any other third parties, or sending any correspondence to or having any other material communications with, any governmental agency which directly binds the Company or any SPV or advocates a position on behalf of the Company or any SPV with respect to the foregoing, any election under the Purchase Agreement or other Transaction Documents which the Company or any SPV may exercise under same and exercise by the Company or any SPV of rights and remedies thereunder;

(ii)           any financing, refinancing or securitization of any Company Property and the use of any proceeds thereof, including, without limitation, interim and permanent financing, and any other financing or refinancing of the operations of the Company and the execution and delivery of any documents, agreements or instruments evidencing, securing or relating to any such financing; provided, however, that no guaranties or credit enhancements can be required from any Member or its Affiliates without such party’s consent;

(iii)          the Approval of any Budget and Operating Plan, and any amendments or modifications thereto (which shall only be permitted in accordance with this Agreement) and the approval of any supplemental budget, operating plan or other proposal relating to any development and/or renovation of any portion of the Company Property and any amendment or modifications thereto and the making or incurring of any expenditure which is not included or contemplated thereby;

(iv)          any sale, assignment, transfer or other disposition of a Project or all or any material portion of the Company Property or any merger, consolidation or other business combination transaction involving the Company entirely for cash consideration;

(v)           any improvement, renovation, development, rehabilitation, alteration, repair, or completion of construction of any Company Property, or taking any action relating thereto which burdens or encumbers the Company Property;

(vi)          any activity which generates revenues, or which is otherwise on terms that vary materially from the ranges and guidelines in the Approved Budget or Operating Plan; provided that, for purposes of this Section 7.1(a)(vi), such a material variance shall include (I) an amount that is not within the ranges established in the Approved Operating Plan or is in excess of the amount set forth in the Approved Budget for such revenues, expenditure or line item by more than eight percent (8.0%) of the line item or eight percent (8.0%) of the total Budget, whichever is less (in addition to individual expenditures and obligations, such test shall be applied to aggregate expenditures and obligations made on a quarterly basis as well), and (II) terms that materially conflict with any other guidelines in the Operating Plan regarding such transactions or any other requirements of BH;

(vii)         any lease with regard to space in a Project which is not in accord with the Leasing Guidelines;

(viii)        the making of any recurring operating expenditure or incurring of any recurring operating obligation by or on behalf of the Company that varies materially from the Approved Budget or entering into (or amending or modifying) of any agreement which was not specifically included or contemplated in the Approved Budget or

Approved Operating Plan, or otherwise Approved by BH; provided that, for purposes of this Section 7.1(a)(viii), such a material variance shall include (A) expenditures or obligations involving an amount that is in excess of the amount set forth on a quarterly basis or on an annual basis in the Approved Budget or Approved Operating Plan for such expenditure on a line item basis by more than eight percent (8.0%) of the line item or eight percent (8.0%) of the total Budget, whichever is less, for such period, (B) expenditures or obligations involving the incurrence of an expenditure or obligation for any transaction or any series of related transactions when taken with all prior expenditures or obligations during the particular quarter or fiscal year related thereto exceeds the maximum expenditure amount provided in the Approved Budget or the Approved Operating Plan for such particular transaction or series of transactions for such period by the lesser of eight percent (8.0%)  of such maximum expenditure amount for such particular transaction or series of transactions for such period or eight percent (8.0%)  of the total Budget for such period, or (C) in the case of any material service, maintenance or similar agreement proposed to be entered into, such agreement is not terminable (without penalty) by the Company on thirty (30) days or less written notice to the other party; provided, however, that expenditures made or obligations incurred or agreements entered into pursuant to, or which are specifically included in or contemplated under, the Approved Budget or the Approved Operating Plan shall not be Major Decisions to the extent they do not vary from amounts, provisions and requirements set forth in the Approved Budget and the Approved Operating Plan and any other conditions or requirements adopted by BH from time to time;

(ix)           except with regard to the Management Agreements to be executed on the Closing Date, entering into or consummating any transaction or arrangement by and between the Company or any SPV and the Managing Member or any Affiliate of the Managing Member, or any other transaction involving an actual or potential conflict of interest;

(x)            the establishment of reasonable reserves, determination of the amount of available Net Cash Flow and Net Capital Proceeds, and making of distributions to Members (subject to the requirements of Sections 6.3, 6.4, 6.5 and 6.6);

(xi)           the institution of any legal proceedings in the name of the Company, settlement of any legal proceedings against the Company and confession of any judgment against the Company or any property of the Company other than the institution of any eviction, suits for breach of tenant leases, or similar proceedings contemplated or provided for in the Approved Operating Plan;

(xii)          the possession or pledge of any Company Property for other than Company purposes (which shall require the Approval of all Members);

(xiii)         (A) the filing of any voluntary petition in bankruptcy on behalf of the Company, (B) the consenting to the filing of any involuntary petition in bankruptcy against the Company, (C) the filing of any petition seeking, or consenting to, the reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (D) the consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property, (E) the making of any assignment for the benefit of creditors, (F) the admission in writing of the Company’s inability to pay its debts generally as they become due or (G) the taking of any action by the Company in furtherance of any such action;

(xiv)        except with regard to the Management Agreements to be executed on or before the Closing Date, entering into any asset or property management or leasing or development agreement, or other third party contract with respect to which funds are not explicitly provided for, or the existence of which is not contemplated, in the Approved Budget and/or Approved Operating Plan, as applicable, with regard to the Company or any Company Property;

(xv)         the engagement of any servicer, manager, contractor, or sales or placement agent or broker not expressly permitted hereunder for the management, leasing, servicing, disposition, financing or refinancing of any Company Property;

(xvi)        exercising any right, and the making of any material claim, demand or application, the conduct of any material proceedings, the approval, consent or determination of any material matter and/or the taking of any other material action by or on behalf of the Company under any material agreement or contract to which the Company is a party (including any Transaction Document);

(xvii)       the execution and delivery, amendment, restatement, replacement, supplement or other modification of any of the Transaction Documents and any approval, consent or other determination with respect to the foregoing;

(xviii)      determining the types and amounts of insurance coverage for the Company and the Company Property, and the deductibles and underwriters with regard thereto;

(xix)         any other material matter pertaining to the Company’s or any SPV’s business;

(xx)          the approval, determination or any other action expressly reserved to BH under this Agreement, including, without limitation, any modification, amendment, or renewal of any matter previously requiring the Approval of BH;

(xxi)         except as otherwise provided in this Agreement, extension of any loans to any Member or its Affiliates;

(xxii)        acquisition of or lease of any additional real property by the Company or any SPV other than the Property;

(xxiii)       any act in contravention of this Agreement or which would make it impossible to carry out the business of the Company;

(xxiv)       admission of any additional Member into the Company or any SPV or otherwise issuing any equity interest in the Company or authorizing the issuance of any equity interest in any SPV;

(xxv)        cause the Company to make any distribution of Company Property in kind to any Member;

(xxvi)       change the nature of the business conducted by the Company or its purposes as described in Section 2.5 hereof;

(xxvii)      any merger, consolidation or other business combination transaction involving the Company; and

(xxviii)     with regard to any SPV or any other Person in which the Company holds a direct or indirect equity interest, the making of any decision, taking any action or providing any consent or approval with regard to any matter which if made or taken by the Company would have been a Major Decision as set forth in this Agreement or which requires the consent or approval of the shareholders, board of directors, executive committee, managing members, general partners or similar management body or persons of any SPV or any other Person in which the Company or any SPV holds an equity interest pursuant to any agreement, contract, document or law.

Notwithstanding the foregoing provisions of this Section 7.1 (or anything else in this Agreement to the contrary), BH shall have exclusive authority and the power to unilaterally determine what actions the Company shall take or omit to take with regard to the Reserved Matter except for actions relating to the exercise of any extension options provided for in the Bridge Note and/or the payoff of the Bridge Loan out of Net Cash Flow or Net Capital Proceeds of the Company (which matters shall be determined by the mutual agreement of BH and AW Manager).

(b)           The Managing Member shall have all of the same powers and duties as a general partner of a limited partnership under the laws of the State of Delaware, including, without limitation (but subject to the other provisions of this Agreement), the full power and authority to cause the Company to:

(i)            acquire, hold, operate, manage, sell, transfer, assign, convey, exchange, lease, sublease, mortgage or otherwise dispose of or deal with all or any part of the Company Property;

(ii)           in furtherance of the Company’s purposes and business, borrow money, whether on a secured or unsecured basis, refinance, recast, modify, amend, extend, compromise or otherwise deal with any such loan, and in connection therewith, issue evidences of indebtedness and secure the same by mortgages, deeds of trust, security agreements or other similar documents affecting the assets of the Company;

(iii)          authorize other persons to execute and deliver such documents on behalf of the Company as the Managing Member may deem necessary or desirable for the Company’s business, including, without limitation, guaranties and indemnities;

(iv)          perform, or cause to be performed, all of the Company’s obligations under any agreement to which the Company is a party;

(v)           enter into contracts on behalf of the Company and make expenditures as are required to operate and manage the Company and the Company Properties; and

(vi)          do, or cause to be done, any act which is necessary or desirable to carry out any of the purposes of the Company.

(c)           Only the Managing Member shall have the right or power to make decisions on behalf of and exercise control over the Company business, affairs or operations; provided, however, that the Managing Member may elect to implement those decisions through any Member it selects in writing, pursuant to the terms hereof, and/or through one or more officers it elects in writing; and provided further that the Managing Member may not, without the Approval of BH, take any action which specifically requires the Approval of BH pursuant to the terms hereof.

(d)           Notwithstanding anything in this Agreement to the contrary, the Managing Member shall have no authority to perform any act for, on behalf of or with respect to the Company in violation of any provision of any Management Agreement or other property management or material agreement or loan agreement (or Loan Document) to which the Company or any SPV is a party, the Transaction Documents and any and all applicable laws, rules or regulations.

(e)           Notwithstanding anything to the contrary contained in this Agreement, all Net Cash Flow and Net Capital Proceeds of the Company or any SPV shall be deposited into an account in the name of the Company or applicable SPV designated and controlled by Managing Member, as set forth in Section 7.2(c)(vi), prior to distribution of all or any portion thereof pursuant to Article VI.  The designation of such account pursuant to this Section 7.1(e) shall have no effect on the distributions to be made pursuant to Article VI.

7.2           Duties of Managing Member.

(a)           The Managing Member shall use commercially reasonable efforts to implement the Approved Budget and Approved Operating Plan (including the Initial Approved Budget and Approved Operating Plan) and shall otherwise perform those duties set forth below, and shall have the authority to perform the duties described in this Section 7.2 or as otherwise specifically set forth herein, in each instance subject to the requirement of receiving the prior Approval of BH, if and when required by the terms hereof.  Specifically, the Managing Member shall:

(i)            conduct the business of the Company on a day-to-day basis, and use diligent efforts to cause such operations to be conducted in accordance with the Approved Budget and the Approved Operating Plan, which duties may be discharged by delegating the same to a property and/or development manager pursuant to the Management Agreements;

(ii)           subject to the limitations set forth in this Agreement, enter into contracts and leases for the Company Property on behalf of the Company and the SPVs in accordance with the current Approved Budget and Approved Operating Plan, and make expenditures as are required to implement such Approved Budget and Approved Operating Plan, but only to the extent that any such expenditures and amounts required to be paid by the Company or the SPVs under such contracts, leases and other instruments and documents are consistent with the parameters set forth in the Approved Budget and Approved Operating Plan or otherwise authorized by the terms of this Agreement; and

(iii)          perform such other duties and obligations as BH and AW Manager shall agree from time to time.

Subject to any right provided to the Managing Member to be reimbursed for Company Expenses pursuant to Section 7.5, and subject further to the fees authorized pursuant to the provisions of Section 7.3, the Managing Member shall not otherwise be entitled to receive any fees or other compensation in respect of any duties or services, and will not receive reimbursement for compensation payable to any of its employees or other direct or indirect overhead which may be attributable to such duties and services.

(b)           Notwithstanding anything to the contrary contained in Section 7.1(a)(iii), if at the beginning of any calendar year the Budget and Operating Plan or any item or portion thereof shall not have been Approved by BH, then:

(i)            any items or portions of the Budget and Operating Plan and amounts of expenses provided therein which have been so Approved shall become operative immediately and the Managing Member shall be entitled to expend funds in accordance with those operative portions;

(ii)           with respect to the Budget, the Managing Member shall be entitled to, and shall, expend, in respect of non-capital, recurring expenses in any month of the then-current calendar year, an amount equal to the budgeted amount for the corresponding month of the immediately preceding calendar year, as set forth on the immediately preceding calendar year Approved Budget after giving effect to any dispositions or other material changes to the Company Property during the prior or current year; provided, however, that if any contract Approved by BH or entered into pursuant to the provisions hereof provides for an automatic increase in costs thereunder after the beginning of the then current calendar year, then the Managing Member shall be entitled to expend the amount of such increase; and

(iii)          the Managing Member shall be entitled to, and shall, expend funds in respect of debt service on the Company’s or any SPV’s financing (including the expense of curing any defaults thereunder), utilities, real estate taxes and assessments, insurance and emergency repairs, any annual or other periodic fees, or other expenditures which the Managing Member determines are necessary for the continued ordinary operation of the Company Property, including without limitation uninsured losses or deductibles, operating shortfalls, repairs, additions or modifications to comply with applicable laws or insurance requirements, insurance premiums for insurance policies

Approved by BH, and any final orders, judgments, or other proceedings and all costs and expenses related thereto, regardless of whether the Budget has been approved or whether such expenditures exceed the amounts provided for in the applicable Budget (all of the foregoing described in this clause (iii), collectively, “Necessary Expenses”).

(c)           Subject to the availability of adequate funds therefor in the Approved Budget and from Operating Revenues, Capital Contributions or other sources, and subject further, in any event, to the provisions of Section 7.1 and any other relevant provisions hereof, in addition to and without limiting any other duties set forth in this Agreement, the Managing Member shall:

(i)            oversee, coordinate and process the operations of the Company on a day-to-day basis, including without limitation, the management, servicing, leasing, development, renovation and sale of any and all of the assets which comprise any portion of the Company Property, and prepare all communications with any property manager, any tenant, lender and any other relevant third parties;

(ii)           take all proper and necessary actions reasonably required to cause the Company and the SPVs and all third parties at all times to perform and comply with the terms and provisions (including without limitation, any provisions requiring the expenditure of funds by the Company) of the Management Agreements, any Loan Documents, the Transaction Documents and any other agreement, mortgage, lease, or other contract, instrument or agreement to which the Company or any SPV is a party or is bound, or which affects all or any portion of the Company Property or the operation thereof;

(iii)          pay in a timely manner all non-disputed operating expenses of the Company and the SPVs in accordance with the terms of the Approved Budget and the Approved Operating Plan or as otherwise provided herein;

(iv)          to the extent available, obtain and maintain insurance coverage on the Company Property as required by BH and pay all non-disputed taxes, assessments, charges and fees payable in connection with the ownership, use and occupancy of the Company Property;

(v)           deliver to the other Members promptly upon the receipt or sending thereof, copies of all material notices, reports and communications (other than routine, usual and customary notices and other standard communications) between the Company and the SPVs and any lender, manager, governmental agencies, neighboring property owners, community groups and other relevant third parties affecting all or any portion of any Company Property, or any of such other parties, which relates to any existing or pending default thereunder or to any financial or operational information required by such Person;

(vi)          deposit all receipts from operations of the Company Property to a separate account established and maintained by the Managing Member in the name of the

Company or applicable SPV, and not commingle those receipts with any other funds or accounts of the Managing Member;

(vii)         assist in the management and administration of the process of selling and financing all or any portion of the Company Property;

(viii)        if and to the extent the Managing Member delegates to any loan servicer or property manager (previously Approved by BH) or subcontracts with any third party or Affiliate for the performance of any of the services to be performed by the Managing Member, supervise and oversee the performance of the services performed by such third parties or Affiliates and cause the same to be performed in the manner required hereunder; and

(ix)           execute and deliver agreements, certificates and similar documents (in the name or on behalf of the Company) which are necessary to obtain and/or maintain any third party loan pursuant to Loan Documents Approved by BH, as well as manage any approved financing or refinancing, on terms Approved by BH.

(d)           Intentionally omitted.

(e)           Subject to the provisions of Section 7.2(f) below, upon and after the occurrence of any For Cause Event as described in this Section 7.2(e), or any Event of Default with respect to the AW Manager, BH shall have the right in its sole and absolute discretion to terminate AW Manager as the Managing Member by the delivery of written notice and, upon any such termination (i) BH may cause the Company (or any applicable SPV) to terminate any Management Agreement immediately and without payment of a termination fee, (ii) BH may designate a successor Managing Member (which may be itself or an Affiliate of BH), (iii) any distributions to the Members under Sections 6.3 and 6.4 shall no longer be made under Sections 6.3 and 6.4 hereof and from that time forward shall be made instead under Section 6.5 hereof, (iv) BH may make a Buy-Sell Offer under Section 15.1 and, notwithstanding anything to the contrary contained in this Agreement, BH shall have the unilateral right and authority to make all decisions on behalf of the Company and cause the Company to take any and all actions which BH, in its sole discretion, may determine.  For the purposes of this Agreement, a “For Cause Event” shall mean any of the following:

(i)            any actions or omissions on the part of the AW Member Group or any of its representatives (including, without limitation any AW Person), or by any other Person at the explicit direction of any of the foregoing which amounts to fraud, willful misconduct or gross negligence (which, in the case of gross negligence, results in a Material Damage or Loss to the Company or the Projects); or

(ii)           any Change in Control occurs; or

(iii)          (I) the filing of any voluntary petition in bankruptcy or the consenting to the filing of any involuntary petition in bankruptcy against the AW Manager or any AW Person, (II) the filing by AW Manager or any AW Person of any petition seeking, or consenting to, the reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency against or with respect to AW

Manager or any AW Person, (III) the filing by any other Person of any petition seeking, or consenting to, the reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency with respect to AW Manager or any AW Person upon the same not being discharged, stayed or dismissed within one hundred and twenty (120) days, (IV) the consenting by AW Manager or any AW Person to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) over its assets, (V) the making of any assignment for the benefit of creditors by AW Manager or any AW Person, (VI) the admission by AW Manager or any AW Person in writing of its inability to pay its debts generally as they become due, or (VII) the taking of any action by AW Manager or any AW Person in furtherance of any such action.

(f)            In the event of a Change in Control arising from a Key Person Event, BH’s sole remedy shall be to make a Buy-Sell Offer under Article XV.  For the purpose of this paragraph, a Key Person Event shall include the rejection by BH of a successor AW Person, as provided in the definition of “AW Person” set forth in Section 1.1 hereof.

(g)           AW Manager’s appointment as the Managing Member shall automatically terminate if it (or a permitted transferee thereof) is no longer a Member of the Company.

7.3           Management of the Property.

(a)           On the Closing Date, the Asset Manager and the Subcontractor shall enter into a Property Management Subcontract for each Project and joined in by each SPV in the form attached hereto as Appendix B which shall provide for the payment of (i) development fees in the amount of 5.0% of total project costs and (ii) management fees in the amount of 4.0% of the “Gross Revenues” (as defined therein) and subject to the terms set forth therein.

(b)           On the Closing Date, the Managing Member shall cause each SPV to enter into a Leasing Services Agreement with a qualified Affiliate of the Managing Member in the form attached hereto as Appendix C which shall provide for the payment of market standard leasing commissions by the SPV subject to the terms set forth therein.

(c)           The Company shall pay to the Asset Manager or to its designee as an asset management fee an amount equal to 0.5% of the “Gross Revenues” (as defined in the Property Management Subcontracts).

7.4           Duties and Conflicts.

(a)           The Members and their respective officers, employees, and Affiliates shall devote such time to the Company business as they deem to be necessary or desirable in connection with their respective duties and responsibilities hereunder.  Except as provided hereunder or as otherwise agreed to in writing by the Members, no Member nor any member, partner, shareholder, officer, director, employee, agent or representative of any Member shall receive any salary or other remuneration for its services rendered pursuant to this Agreement.

(b)           Each of the Members recognizes, acknowledges and agrees as follows:

(i)            each of the Members and their respective Affiliates, employees, agents, and representatives have or may have in the future other business interests, activities and investments, some of which may be in conflict or competition with the business of the Company and the SPVs, and are entitled to carry on such other business interests, activities and investments;

(ii)           each of the Members and their respective Affiliates, employees, agents, and representatives may engage, invest in and/or possess an interest in, independently, with one another, or with others, any business activity of any type or description, including without limitation, those that might be the same as or similar to the business of the Company and the SPVs and that might be in direct or indirect competition with the Company and the SPVs, and including, without limitation, owning, financing, acquiring, leasing, promoting, developing, improving, operating, managing and servicing real property and loans on its own behalf or on behalf of other entities with which any of the Members is affiliated or otherwise;

(iii)          each of the Members and their respective Affiliates, employees, agents, and representatives may engage in any such activities, whether or not competitive with the Company and the SPVs, without any obligation to offer any interest in such activities to the Company, the SPVs or to the other Members;

(iv)          neither the Company, the SPVs nor any Member shall have any right, by virtue of this Agreement, in or to such ventures or activities, or the income or profits derived therefrom, and the pursuit of such activities, even if competitive with the business of the Company and the SPVs, shall not be deemed wrongful or improper; and

(v)           the obligations and duties of the Members to each other and to the Company shall be limited solely to those arising under the Transaction Documents, and neither the Members nor their respective Affiliates shall be obligated to present any investment opportunity or prospective economic advantage to the Company, the SPVs or the Members, even if the opportunity is of the character that, if presented to the Company or the Members, could be taken by any of them.

(c)           Until such time as the Company has been dissolved in accordance with Section 11.1, the AW Member Group and its respective Affiliates (but excluding for the avoidance of doubt any individual members of AW Investor other than an AW Person) shall not own or manage or participate in the ownership or management of any medical office building project within a three (3) mile radius of any Project that may compete with or be detrimental to any Project, unless BH has been first offered by the AW Member Group the opportunity to co-invest in such opportunity.  Such co-investment rights shall (i) cease to be applicable to any Project in which the Company ceases to have an ownership interest, and (ii) not apply to the existing projects of the AW Member Group and its Affiliates owned or managed on the date of this Agreement or to the St. Mary’s medical office building.

(d)           Notwithstanding the preceding provisions of this Section 7.4, no member of the AW Member Group or their Affiliates shall initiate the solicitation of tenants in any building that comprises any part of a Project to move to other buildings owned or managed by any member of the AW Member Group or their Affiliates outside of the Company without the prior written consent of BH.  As used herein the term “initiate the solicitation of” shall mean the initiation of contact directly between the AW Member Group or its Affiliates and a tenant regarding a move by such tenant to a property which is not a Project; provided, however, that such term shall in no event apply to (i) responses to requests for proposals submitted by tenants or their brokers, agents or representatives or (ii) new or additional requirements of such tenants.  Furthermore, no member of the AW Member Group nor their Affiliates shall actively discourage prospective tenants from leasing available space in a building that comprises all or part of a Project and shall not discriminate against a building that comprises any part of a Project in favor of other properties owned outside the Company and the SPVs in its presentations and communications with potential tenants.

7.5           Company Expenses.

The Company shall be responsible for paying, and shall pay, all costs and expenses related to the business of the Company and of acquiring, holding, owning, developing, leasing, servicing, collecting upon and operating the Company Property, except for (i) costs of preparing the reports to Members specifically called for by the terms hereof and the Approved Budget and Operating Plan, which shall be the cost of the Managing Member (provided that reasonable third party costs (including audit and legal) incurred in connection with the same shall be at the Company’s expense), (ii) costs to be borne by any third party under any agreement with the Company, and (iii) costs to be borne by any Member or its Affiliates as specifically provided in this Agreement or the Management Agreements.  Subject to the preceding sentence and the other provisions of this Agreement, all management fees and expenses payable under Section 7.3, costs of financing and financing fees, fees and disbursements of attorneys, financial advisors, accountants, appraisers, brokers and engineers, travel expenses, and all other fees, costs and expenses directly attributable to the business and operations of the Company shall be borne by the Company.  In the event any such costs and expenses are or have been paid by any Member, such Member shall be entitled to be reimbursed for such payment so long as such payment is reasonably necessary for Company business or operations and has been Approved by the other Member or is expressly authorized in this Agreement or the appropriate Approved Budget or Approved Operating Plan (including any permitted variance hereunder).  Notwithstanding the foregoing, in no event shall the Company have any obligation to pay or reimburse any Member or any of their respective Affiliates for any general overhead or similar costs and expenses of such Member or Affiliate.

7.6           Venture Coordinator.

BH will designate an asset manager for its investment in the Company (the “Venture Coordinator”) who will have primary responsibility for fulfilling BH’s obligations under this Agreement and will be empowered to Approve matters for and on behalf of BH, including with respect to Major Decisions.

7.7           Enforcement of Affiliate Agreements.

Notwithstanding anything herein or in any other agreement to the contrary, in the event the Company or any SPV has the right to terminate, amend, modify, extend, renew, waive, consent to or approve any material right or exercise any remedy with regard to any Management Agreement or other agreement between the Managing Member or any Affiliate of the Managing Member, on the one hand, and the Company or any SPV, on the other hand, then the exercise of any such right on behalf of the Company or such SPV, including the giving of any notice or approval with regard thereto, will be controlled solely by BH which shall have the right to cause the Company and any SPV to exercise any rights to vote or influence the actions of such SPV in connection therewith, and the Managing Member shall not have the right to exercise any control over the Company’s or any SPV’s actions in respect thereof.  Any decision made by BH in accordance with the preceding sentence shall be implemented solely by BH.

ARTICLE VIII
BOOKS, RECORDS, REPORTS AND PROJECT PLAN

8.1           Books and Records.

The Managing Member shall maintain, or cause to be maintained, at the expense of the Company, in a manner customary and consistent with good accounting principles, practices and procedures, a comprehensive system of office records, books and accounts (which records, books and accounts shall be and remain the property of the Company) in which shall be entered fully and accurately each and every financial transaction with respect to the ownership and operation of the Company Property.  Bills, receipts and vouchers shall be maintained on file by the Managing Member.  The Managing Member shall maintain or cause to be maintained said books and accounts in a safe manner and separate from any records not having to do directly with the Company, any SPV or any Company Property.  At the cost and expense of the Company, the Managing Member shall cause audits to be performed and audited statements and income tax returns to be prepared as required by Section 8.3.  Such books and records of account shall be prepared and maintained by the Managing Member at the principal place of business of the Managing Member.  Each Member or its duly authorized representative shall have the right to inspect, examine and copy such books and records of account at the Company’s office during reasonable business hours.  Additionally, upon request of a Member, all professionals given access to any such books or records shall be directed to provide such books or records to such Member.

8.2           Accounting and Fiscal Year.

The books of the Company shall be kept on the accrual basis in accordance with GAAP and on a tax basis and the Company shall report its operations for tax purposes on the accrual method.  The fiscal year and federal income tax year of the Company shall end on December 31 of each year, unless a different tax year shall be required by the Code.

8.3           Reports.

(a)           The Managing Member will prepare, or cause to be prepared, on an accrual basis in accordance with GAAP at the expense of the Company, and furnish to each

Member the following within the periods set forth below (provided that for so long as it diligently performs its obligations hereunder, the Managing Member shall not be responsible for the delays of any Person that is not an Affiliate of Managing Member or reputable accountants or auditors retained by the Managing Member on behalf of the Company), all of which shall be certified by the Managing Member as being true and correct:

(i)            within twelve (12) days after the end of each fiscal quarter of the Company, unless such fiscal quarter is the last fiscal quarter of any fiscal year of the Company, (A) an unaudited balance sheet of the Company and each SPV dated as of the end of such fiscal quarter, (B) an unaudited related income statement of the Company and each SPV for such fiscal quarter, (C) an unaudited statement of each Member’s Capital Account for such fiscal quarter, (D) an unaudited statement of cash flows of the Company and each SPV for such fiscal quarter, and (E) a reconciliation of actual Operating Expenses and Operating Revenues during such period compared with the Budget amounts for such items, and (F) a quarterly explanation of the discrepancies; and

(ii)           within twelve (12) days after the end of each calendar month, a status report of the Company’s activities during such calendar month, including summary descriptions of additions to, dispositions of and leasing and occupancy of Company Property and any material legal issues such as claims filed or threatened against the Company, material claims of the Company and each SPV against other parties and developments in any then pending legal actions affecting the Company during such month.

(b)           The Managing Member will prepare, or cause to be prepared, on an accrual basis in accordance with GAAP and on a tax basis, at the expense of the Company, and furnish to each Member no later than January 15 after the end of each fiscal year of the Company the following, all of which shall be certified by the Managing Member as being true and correct:

(i)            an unaudited balance sheet of the Company and each SPV dated as of the end of such fiscal year;

(ii)           an unaudited related income statement of the Company and each SPV for such fiscal year;

(iii)          an unaudited statement of each Member’s Capital Account for such fiscal year;

(iv)          an unaudited statement of cash flows of the Company and each SPV as of the end of the fiscal year; and

(v)           such other supporting schedules, reports and backup information as are reasonably requested by BH.

(c)           In addition, if requested by BH, the Managing Member will prepare, at the expense of the Company, and furnish to each Member within forty-five (45) calendar days after the end of each fiscal year of the Company, the final audited amount of net income of the Company for such fiscal year and, within sixty (60) calendar days after the end of such taxable year, each of the following, all of which shall be certified by the Managing Member as being true and correct and all of which shall be certified in the customary manner by the Company Accountant (which firm shall provide such balance sheet, income statement and statement of Capital Account in draft form to the Members for review prior to finalization and certification thereof) (i) an audited balance sheet of the Company dated as of the end of such taxable year; (ii) an audited related income statement of the Company for such taxable year; (iii) an audited statement of cash flows for such taxable year; and (iv) an audited statement of each Member’s Capital Account for such taxable year.

(d)           All schedules of book income shall be prepared on a GAAP basis.  Promptly after the end of each fiscal year, the Managing Member will cause the Company Accountant to prepare and deliver to each Member a report setting forth in sufficient detail all such additional information and data with respect to business transactions effected by or involving the Company during the fiscal year as will enable the Company and each Member to timely prepare its federal, state and local income tax returns in accordance with applicable laws, rules and regulations.  The Managing Member will use its diligent commercially reasonable efforts to cause the Company Accountant to prepare all federal, state and local tax returns required of the Company, submit those returns to the other Members for their approval not later than March 1st of the year following such fiscal year and will file the tax returns after they have been Approved by BH and the Managing Member.

(e)           The Managing Member shall prepare, or cause to be prepared, at Company expense, such additional financial reports and other information as BH may determine are appropriate.  The Managing Member will furnish to each Member upon request, at the expense of the Company, copies of all reports, statements, notices and other material written information received by the Company or the Managing Member from, or delivered by or on behalf of the Company to, any third party lender.  Subject to the provisions of Section 13.14, each Member shall be permitted to deliver to any of its Affiliates, and BH shall be permitted to deliver to any of its direct or indirect members, partners or investors, a copy of any of the reports and statements provided to such Member pursuant to this Section 8.3.

(f)            All decisions as to accounting principles shall be made by the Managing Member with the Approval of BH, subject to the provisions of this Agreement.

8.4           The Company Accountant.

The Company shall retain as the regular accountant and auditor for the Company (the “Company Accountant”) any nationally-recognized accounting firm designated by the Managing Member and Approved by BH from time to time or any other accountant and auditor Approved by BH.  The reasonable fees and expenses of the Company Accountant shall be a Company expense.

8.5           Reserves.

The Managing Member may, in its discretion and subject to the Approval of BH and such conditions as it shall determine, establish reasonable reserves for the purposes and requirements as it may deem appropriate.

8.6           The Budget and Operating Plan.

No later than the Closing Date, the Managing Member shall have prepared and submitted to BH for Approval (and BH shall have Approved) a preliminary estimated Budget for the period through December 31, 2010 and Operating Plan for the Company for the period from the Closing Date through December 31, 2010, which shall include projected costs to operate the Company and make tenant improvements, leasing conversions and capital expenditures to be set forth therein to be made in the budget period following acquisition of the Property and shall be in the form agreed by BH and the AW Manager (the “Initial Approved Budget and Operating Plan”).  Thereafter, commencing for the 2011 fiscal year, the Budget and Operating Plan shall be prepared in proposed form and submitted annually by the Managing Member to BH for Approval at least sixty (60) calendar days prior to the end of the current fiscal year (so that the Managing Member will submit a Budget and Operating Plan for the 2011 fiscal year no later than October 1, 2010 to BH for its Approval) with respect to the following fiscal year, together with five (5) year forward projections (provided if the Managing Member should fail to timely prepare and submit in proposed form any such Budget and Operating Plan, BH shall be authorized to prepare such Budget and Operating Plan).  In formulating the comprehensive Budget and Operating Plan, to the extent reasonably feasible at the time of preparation thereof, the Managing Member will develop (for Approval by BH) proposed strategies regarding (i) plans for renovation, leasing, financing, sale and rehabilitation of the Property and any other real property and proposed reductions to Operating Expenses and other Company costs and expenses and increases in revenues, (ii) preparation and release of all promotional and advertising relating to, and a marketing plan for, the Company Property or concerning the Company, (iii) terms for any proposed sale or disposition of any Company Property, or acquisition of additional Company Property, and (iv) selection of legal counsel, accountants, appraisers and other consultants for the Company to efficiently implement the Approved Budget and Operating Plan.  The Managing Member will also consider and make recommendations to the extent it deems the same appropriate regarding the financing, amendment, modification, alteration, change, cancellation, or prepayment of any indebtedness evidenced by any loan presently or hereafter affecting any Company Property, and procurement of title insurance and other insurance for the Company, or decrease or vary the insurance carried by or on behalf of the Company and any other matters affecting the Company’s business.  BH and the Managing Member may from time to time review the Approved Budget and Operating Plan and make such amendments or modifications thereto as they shall jointly determine to be appropriate or necessary.

8.7           Accounts.

All short term or liquid funds of the Company shall be deposited in such checking accounts, savings accounts, time deposits, or certificates of deposit in the name of the Company or shall otherwise be invested in the name of the Company, in such manner as shall be jointly Approved by the Managing Member and BH.  Company funds shall not be commingled with those of any other person or entity.  Company funds shall be used only for the business of the Company.

8.8           REIT Matters.

Within twenty-five (25) days following the end of each calendar quarter, the Company shall provide to BH all tax information necessary for BH (or its REIT affiliates) to comply with the REIT requirements under Sections 856 and 857 of the Code.  Notwithstanding anything to the contrary in this Agreement, neither the Company nor any Member (acting on the Company’s behalf) shall take any action which would cause BH (or its REIT affiliates) to (a) fail to qualify as a “real estate investment trust” (as defined under Sections 856 & 857 of the Code) or (b) incur any additional taxes under Section 857 or Section 4981 of the Code (or any successor provisions).  In particular, the Company shall conduct its business affairs in a manner so as to avoid incurring income that would not qualify under Sections 856(c)(2) and 856(c)(3) of the Code and will not acquire assets that are not described in Section 856(c)(4) of the Code unless approved by BH.  The Members shall periodically consult with each other (or their designee) to ensure that any prospective transaction undertaken by the Company, or a Member acting on behalf of the Company, shall not cause BH (or its REIT affiliates) to fail to qualify as a REIT.  If the Members disagree as to whether any transaction will cause BH (or its REIT affiliates) to fail to qualify as a REIT (as defined under Sections 856 and 857 of the Code) or incur any additional taxes under Section 857 or Section 4981 of the Code (or any successor provisions), the reasonable determination of BH shall be final.

ARTICLE IX
TRANSFER OF INTERESTS

9.1           No Transfer.

Except as expressly permitted or contemplated by this Agreement (including pursuant to Sections 9.2 and 9.5 below, and pursuant to Article XV), no Member may sell, assign, give, hypothecate, pledge, encumber or otherwise transfer (“Transfer”) all or any portion of its Interest, whether directly or indirectly, without the Approval of the other Members.  Any Transfer in contravention of this Article IX shall be null and void.  No Member, without the prior Approval of the other Members, shall resign from the Company except as permitted by this Article IX.  Nothing in this Article IX is meant to or will be interpreted to restrict in any way the ability of any equity holder in Behringer Harvard Opportunity REIT II, Inc. BHO II, Inc., BHO Business Trust II or Behringer Harvard Opportunity OP II, LP and/or their constituent owners from transferring securities issued by such entities.

9.2           Permitted Transfers.

(a)           Notwithstanding anything to the contrary contained in this Agreement, BH, AW Investor and AW Manager may from time to time without the consent or Approval of BH or the AW Member Group, as applicable, Transfer (directly or indirectly) all or any portion of its direct or indirect interest in the Company to any Affiliate other than a Prohibited Person; provided, however, that any such Transfer (either individually or when aggregated with any other prior Transfer by such Member or AW Member Group under this Section 9.2(a) shall not result in a Change in Control).

(b)           Notwithstanding anything to the contrary contained in this Agreement, any Member, its constituents and/or the direct or indirect individual holders of any interest in the Company may Transfer (directly or indirectly) all or any portion of its direct or indirect interest in the Company to any Person (other than a Prohibited Person) for estate planning purposes or to a trust for the benefit of the immediate family members of the ultimate direct or indirect individual holders of an interest in such Member on the date of this Agreement; provided, however, that, any such Transfer (either individually or when aggregated with any other prior Transfers by such Member or AW Member Group under this Section 9.2(b)) shall not result in a Change in Control.

(c)           Any permitted Transfer under Sections 9.2(a) and 9.2(b) above shall not relieve the transferor of any of its obligations prior to such Transfer.  The parties hereto agree to amend the transfer provisions of Article IX if any Member reasonably determines that such amendment is necessary for the Company to be treated as a partnership for federal and state income tax purposes.  Nothing contained in this Article IX shall prohibit a Transfer indirectly of any interest in the Company if a direct Transfer would otherwise be permitted under this Section 9.2.  Subject to Section 9.3, any permitted transferee pursuant to this Section 9.2 shall become a Member of the Company.  The provisions of this Section 9.2 will not apply to or be deemed to authorize or permit any collateral transfer of, or grant of a security interest in, a Member’s Interest in the Company, or in Company Property (which transfer or grant shall be subject to the other provisions of this Agreement).

9.3           Transferees.

Notwithstanding anything to the contrary contained in this Agreement, no transferee of all or any portion of any Interest shall be admitted as a Member unless (a) such Interest is transferred in compliance with the applicable provisions of this Agreement, (b) such transferee shall have furnished evidence of satisfaction of the requirements of Section 9.2 reasonably satisfactory to a Majority-In-Interest of the remaining Members, and (c) such transferee shall have executed and delivered to the Company such instruments as a Majority-In-Interest of the remaining Members reasonably deem necessary or desirable to effectuate the admission of such transferee as a Member and to confirm the agreement of such transferee to be bound by all of the terms and provisions of this Agreement with respect to such Interest.  At the request of a Majority-In-Interest of the remaining Members, each such transferee shall also cause to be delivered to the Company, at the transferee’s sole cost and expense, a favorable opinion of legal counsel, to the effect that (i) such transferee has the legal right, power and capacity to own the Interest proposed to be transferred, (ii) if applicable, such Transfer does not violate any provision of any loan commitment or any mortgage, deed of trust or other security instrument encumbering all or any portion of the Company Property, and (iii) such Transfer does not violate any federal or state securities laws and will not cause the Company to become subject to the Investment Company Act of 1940, as amended.  As promptly as practicable after the admission of any Person as a Member, the books and records of the Company shall be changed to reflect such admission.  All reasonable costs and expenses incurred by the Company in connection with any Transfer of any Interest and, if applicable, the admission of any transferee as a Member shall be paid by such transferee.

9.4           Section 754 Election.

In the event of a Transfer of all or part of the Interest of a Member, at the request of the transferee or if required by the Code, or if otherwise in the best interests of the Company (as determined by a Majority-In-Interest of the Members), the Company shall elect pursuant to Section 754 of the Code to adjust the basis of Company Property as provided by Sections 734 and 743 of the Code, and any cost of such election or cost of administering or accounting for such election shall be at the sole cost and expense of the requesting transferee.

9.5           Other Transfers.

(a)           On or after the second annual anniversary of this Agreement, in the event BH or the AW Member Group desires to Transfer its Interest in a manner which is not a permitted Transfer under Section 9.2(a) or (b), BH or the AW Member Group, as applicable, may otherwise Transfer all of its Interest to a bona fide third party transferee provided that as a condition to completing such Transfer, the transferring Member or the AW Member Group (“Triggering Party”) shall initially deliver a pre-notice of its intent to exercise its rights under this Section 9.5 to the Recipient Party.  Thereafter, in the event the Triggering Party wishes to exercise its rights under Section 9.5, no sooner than 30 days after the date that the pre-notice was delivered to the Recipient Party, the Triggering Party shall deliver to the other Member or AW Member Group (“Recipient Party”) written notice of its intention to sell all of its Interest (“Target Interest”) setting forth the proposed purchase price and such other terms and conditions of the proposed sale (“Transfer ROFO Notice”).  At any time within thirty (30) calendar days after the date the Recipient Party receives the Transfer ROFO Notice (the “Transfer Response Period”), the Recipient Party shall have the right, exercisable by delivery of notice in writing (the “Transfer Election”) to the Triggering Member, to either:

(i)            Approve the sale of the Target Interests and authorize the Triggering Party to attempt to sell or dispose of the Target Interests on the terms and conditions set forth in the Transfer ROFO Notice; or

(ii)           offer to purchase all of the Target Interests for a cash purchase price and on the terms set forth in the Transfer ROFO Notice and subject to no other terms and conditions (the “Acceptable Transfer Terms”).

(b)           Any election pursuant to Section 9.5(a)(ii) above shall be made by (x) delivering to the Triggering Party the Transfer Election, which shall affirmatively state that the Recipient Party is exercising such option, and (y) depositing in an escrow account at a bank or other financial institution selected by the Triggering Party (the “Transfer Escrow Agent”), a deposit equal to 5% of the purchase price (the “Transfer Escrow Deposit”) (as set forth in the applicable Acceptable Transfer Terms) within five calendar days of such election.  In the event of an election to purchase pursuant to Section 9.5(a)(ii) above, within 90 calendar days of the date of the Recipient Party’s Transfer Election to purchase, the Recipient Party and the Triggering Party shall close the purchase of the Target Interests and the Triggering Party shall assign the Target Interest to the Recipient Party or to a designee of the Recipient Party, upon receipt of payment of the purchase price.  All closings of any purchase and sale under this Section 9.5 will be held at the Company’s principal office and will take place no later than the closing date set forth in the applicable Acceptable Transfer Terms.

(c)           If during the Transfer Response Period the Recipient Party neither (x) authorizes the Triggering Party to attempt to sell the applicable Target Interests as provided in Section 9.5(a)(i) nor (y) elects to purchase the Target Interests of the Triggering Party’s provided in Section 9.5(a)(ii), then the Recipient Party shall be deemed to have authorized and have Approved a Transfer of the Target Interests pursuant to Section 9.5(a)(i) to a bona fide third party transferee, for a purchase price not less than 95.0% of the purchase price set forth in the Acceptable Transfer Terms, and otherwise pursuant to such other terms, conditions and provisions as are determined appropriate in the reasonable discretion of the Triggering Party.  In the event the Recipient Party authorized or is deemed to have authorized the Transfer of the applicable Target Interests pursuant to the terms described above, and the Triggering Party thereafter receives a bona fide offer for the purchase of the Target Interests from any party for a purchase price which is at least equal to 95.0% of the purchase price set forth in the Acceptable Transfer Terms, the Triggering Party may consummate the sale of the Target Interest on such terms, without the requirement of any Approval of the Recipient Party; provided, the Triggering Party shall have entered into a binding contract for the transfer of the applicable Target Interests within 180 calendar days after the date on which the Recipient Party authorized or was deemed to have authorized such transfer, and such Transfer must be consummated within the same 180-day calendar day period.  The failure of the Triggering Party to enter into such binding contract within the 180-day period referred to in the immediately preceding sentence, shall require the Triggering Party to again deliver to the Recipient Party a Transfer ROFO Notice and to again follow the procedures set forth in this Section 9.5.

(d)           In the event the Recipient Party should default in its obligation to purchase a Target Interest pursuant to the terms of this Section 9.5, the following shall be the sole remedies for such default:

(i)            The Recipient Party will immediately and without any further action cease to have any rights of first offer pursuant to the provisions of this Section 9.5, including with regard to any future or subsequent Transfers of any Interest by the Triggering Party;

(ii)           The Recipient Party will immediately and without any further action cease to have any right to make a Buy-Sell Offer or otherwise trigger or initiate the provisions set forth in Article XV;

(iii)          The Transfer Escrow Agent shall immediately deliver to the Triggering Party the Transfer Escrow Deposit as liquidated damages to retain for its own account (such amount shall not be deemed to be a contribution or distribution of capital, or effect in any way the Capital Account of any Member or the allocation provisions or any other provisions of this Agreement); and

(iv)          Thereafter, the Triggering Party may at any time Transfer all or any portion of its Interests in the Company, without the prior Approval of the Recipient Party and without having to comply with the provisions of this Section 9.5.

(e)           Notwithstanding the foregoing, if the provisions of Article XV have been initiated by any Member, then no Member may initiate the provisions of this Section 9.5 until the procedures set forth in Article XV have been completed or terminated pursuant to the provisions of such Article.

(f)            All elections by the AW Member Group under this Section 9.5 must be made jointly and as a group and shall not be exercised by either AW Investor or AW Manager individually.

ARTICLE X
EXCULPATION AND INDEMNIFICATION

10.1         Exculpation.

No Member, Managing Member, general or limited partner of any Member, shareholder, partner, or member or other holder of an equity interest of any Member or manager, officer or director of any of the foregoing, shall be liable to the Company or to any other Member for monetary damages for any losses, claims, damages or liabilities arising from any breach of fiduciary duty or act or omission performed or omitted by it and arising out of or in connection with this Agreement or the Company’s business or affairs; provided, that any such act or omission was taken in good faith, was reasonably believed to be in the best interests of the Company and it was within the scope of authority granted to such Person, and in the case of a Member, Managing Member or related Person, was not attributable to such Member’s, Managing Member’s or Person’s fraud, bad faith, willful misconduct or gross negligence.  No general or limited partner of any Member, Managing Member, shareholder, partner, member or other holder of an equity interest in such Member, Managing Member or manager, officer of director of any of the foregoing shall be personally liable for the performance of any such Member’s or Managing Member’s obligations under this Agreement, but the foregoing shall not relieve any such partner, shareholder or member of any Member or Managing Member from its obligations to such Member or Managing Member.

10.2         Indemnification.

(a)           The Company shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each Member, the Managing Member and each general or limited partner of any Member or such Member’s Affiliates, shareholder, member, partner or other holder of any equity interest in such Member or its Affiliates, or any manager, officer or director of any of the foregoing (collectively, the “Indemnitees”), from and against any losses, claims, demands, liabilities, costs, damages, expenses (including, without limitation, reasonable fees and expenses of outside counsel) and causes of action imposed on, incurred by, asserted against or to which such Indemnitee may otherwise become subject by reason of or in connection with any breach of fiduciary duty or matter arising out of or incidental to any act performed or omitted to be performed by any such Indemnitee in connection with this Agreement or the Company’s or any SPVs business or affairs; provided, that any such act or omission was taken in good faith, was reasonably believed by the applicable Indemnitee to be in the best interest of the Company and was within the scope of authority granted to such member or applicable Indemnitee, and in the case of a Member or related Indemnitee, was not attributable to such

Indemnitee’s fraud, bad faith, willful misconduct or gross negligence.  Any indemnity under this Section 10.2 shall be paid solely out of and to the extent of Company assets and shall not be a personal obligation of any Member and in no event will any Member be required, or permitted without the Approval of all of the Members, to contribute additional capital under Section 4.2 to enable the Company to satisfy any obligation under this Section 10.2.  All judgments against the Company and the Members, or any one or more thereof, wherein such Member (or Members) is entitled to indemnification, must first be satisfied from Company assets.

(b)           The Company and each Member shall be indemnified and held harmless by the other Member from and against any and all claims, demands, liabilities, costs, damages, expenses and causes of action of any nature whatsoever arising out of or attributable to (i) any act performed by or on behalf of such Member (including acts performed as the Managing Member) which is not performed in good faith or is not reasonably believed by such Member to be in the best interest of the Company and within the scope of authority conferred upon such Member under this Agreement, (ii) the fraud, bad faith, willful misconduct or gross negligence of such Member, (iii) the breach by the Company of any of its representations and warranties made under any Transaction Document, which breach was the result of information or matters relating to such Member, or (iv) any denial of an insurance claim by the Company based on an intentional misstatement or intentional withholding of information by any Member.

(c)           The provisions of this Section 10.2 shall survive for a period of four years from the date of dissolution of the Company, provided that, if at the end of such period there are any actions, proceedings or investigations then pending, any Indemnitee may so notify the Company and the other Members at such time (which notice shall include a brief description of each such action, proceeding or investigation and the liabilities asserted therein) and the provisions of this Section 10.2 shall survive with respect to each such action, proceeding or investigation set forth in such notice (or any related action, proceeding or investigation based upon the same or similar claim) until such date that such action, proceeding or investigation is finally resolved.

(d)           Notwithstanding anything to the contrary contained in this Agreement, the obligations of the Company or any Member under this Section 10.2 shall (i) be in addition to any liability which the Company or such Member may otherwise have and (ii) inure to the benefit of such Indemnitee, its Affiliates and their respective members, partners, shareholders, managers, directors, officers, employees, agents and Affiliates and any successors, assigns, heirs and personal representatives of such Persons.

(e)           Notwithstanding any of the preceding provisions of this Section 10.2, in no event shall the Company have any obligation under this Section 10.2 that is prohibited by the charter of Behringer Harvard Opportunity REIT II, Inc.

ARTICLE XI
DISSOLUTION AND TERMINATION

11.1         Dissolution.

(a)           The Company shall be dissolved and its business wound up upon the earliest to occur of any of the following events:

(i)            the sale, condemnation or other disposition of all Company Property and the receipt of all consideration therefor;

(ii)           the unanimous agreement of the Members to dissolve the Company; or

(iii)          the bankruptcy or dissolution of the last remaining Member (which shall not include the occurrence of such an event with respect to any Member’s constituent equity owners which does not cause such an event to occur with respect to the Member itself) or the occurrence of any other event that terminates the continued membership of any Member in the Company.

(b)           Without limitation on, but subject to, the other provisions hereof, the assignment of all or any part of a Member’s Interest permitted hereunder will not result in the dissolution of the Company.  Except as otherwise specifically provided in this Agreement, each Member agrees that, without the Approval of the other Members, a Member may not withdraw from or cause a voluntary dissolution of the Company.  In the event a Member withdraws from or causes a voluntary dissolution of the Company in contravention of this Agreement, such withdrawal or the causing of a voluntary dissolution shall not affect such Member’s liability hereunder.

11.2         Termination.

In all cases of dissolution of the Company, the business of the Company shall be wound up and the Company terminated as promptly as practicable thereafter, and each of the following shall be accomplished:

(a)           The Liquidating Member shall cause to be prepared a statement setting forth the assets and liabilities of the Company as of the date of dissolution, a copy of which statement shall be furnished to all of the Members.

(b)           The Company Property shall be liquidated by the Liquidating Member as promptly as possible, but in an orderly and businesslike and commercially reasonable manner and subject to the provisions of the Operating Plan then in effect or a liquidating plan Approved by BH.  The Liquidating Member may distribute Company Property in kind only with the Approval of all Members.

(c)           The proceeds of sale and all other assets of the Company shall be applied and distributed as follows and in the following order of priority:

(i)            first, to the payment of (A) the debts and liabilities of the Company (including any outstanding amounts due on any indebtedness encumbering the Company Property, or any part thereof) and (B) the expenses of liquidation;

(ii)           second, subject to the Approval of BH, to the setting up of any reserves which the Liquidating Member and the Managing Member shall determine to be reasonably necessary for contingent, unliquidated or unforeseen liabilities or obligations of the Company or any Member arising out of or in connection with the Company.  Such reserves may, in the discretion of the Liquidating Member, be paid over to a national bank or national title company selected by it and authorized to conduct business as an escrow agent to be held by such bank or title company as escrow agent for the purposes of disbursing such reserves to satisfy the liabilities and obligations described above, and at the expiration of such period as the Liquidating Member may reasonably deem advisable, distributing any remaining balance as provided in Section 11.2(c)(iii); provided, however, that, to the extent that it shall have been necessary, by reason of applicable law or regulation, to create any reserves prior to any and all distributions which would otherwise have been made under Section 11.2(c)(i) and, by reason thereof, a distribution under Section 11.2(c)(i) has not been made, then any balance remaining shall first be distributed pursuant to Section 11.2(c)(i);

(iii)          thereafter, the balance, if any, to the Members in accordance with Section 6.6.

11.3         Liquidating Member.

The Liquidating Member is hereby irrevocably appointed as the true and lawful attorney in the name, place and stead of each of the Members, such appointment being coupled with an interest, to make, execute, sign, acknowledge and file with respect to the Company all papers which shall be necessary or desirable to effect the dissolution and termination of the Company in accordance with the provisions of this Article XI.  Notwithstanding the foregoing, each Member, upon the request of the Liquidating Member or the Managing Member, shall promptly execute, acknowledge and deliver all such documents, certificates and other instruments as the Liquidating Member or the Managing Member shall reasonably request to effectuate the proper dissolution and termination of the Company, including the winding up of the business of the Company.

11.4         Claims of the Members.

Members and former Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and former Members shall have no recourse against the Company or any other Member.

ARTICLE XII
DEFAULT BY MEMBER

12.1         Events of Default.

For the purposes of this Agreement, an “Event of Default” shall exist with respect to a Member if and so long as any of the following shall occur and be continuing:

(a)           Such Member or its Affiliates shall violate any material term, breach any material provision or default in the performance of any of its duties or material covenant applicable to such Member as set forth in this Agreement (excluding a failure to make Additional Capital Contributions, the exclusive remedy for which is set forth in Section 4.2) and (i) such violation, breach or default causes Material Damage or Loss, and (ii) such violation, breach or default is not cured (including without limitation, by the breaching Member reimbursing the Company or the affected SPV or Member for the resulting material damage or loss) within a Reasonable Period.

(b)           Solely with respect to the AW Manager, a breach or an “event of default” shall occur and be continuing under any Management Agreement or other material agreement that the Company or an SPV enters into with the AW Manager or any of its Affiliates, and (i) such violation, breach or default causes Material Damage or Loss to the Company, the SPVs or the Projects taken as a whole, and (ii) such violation, breach or default is not cured (including without limitation, by the AW Manager reimbursing the Company or the affected SPV or Member for the resulting Material Damage or Loss) within a Reasonable Period.

Notwithstanding the foregoing provisions of this Section 12.1, a failure by any Member to make any Additional Capital Contribution to the extent required or requested hereunder shall not constitute an Event of Default by such Member.

12.2         Effect of Event of Default.

Subject to the provisions hereof, upon the occurrence of an Event of Default by BH or AW Member Group, then the non-defaulting party (BH or the AW Member Group) shall have the right, at any time within one year from the date of such Event of Default and upon giving the defaulting party at least ten (10) days prior written notice of such election to pursue any right or remedy available to it at law or in equity against the defaulting party (which shall represent a recourse obligation of such party).  In addition, BH shall have the remedies set forth in Section 7.2(e) if the defaulting party is any member of the AW Member Group.

ARTICLE XIII
MISCELLANEOUS

13.1         Representations and Warranties of the Members.

(a)           Each Member represents and warrants to the other Members as follows:

(i)            It is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation with all requisite power and authority to enter into this Agreement and to conduct the business of the Company.

(ii)           This Agreement constitutes the legal, valid and binding obligation of the Member enforceable in accordance with its terms.

(iii)          No consents or approvals are required from any governmental authority or other person or entity for the Member to enter into this Agreement and the Company.  All limited liability company, corporate or partnership action on the part of the Member necessary for the authorization, execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly taken.

(iv)          The execution and delivery of this Agreement by the Member, and the consummation of the transactions contemplated hereby, does not conflict with or contravene the provisions of its organizational documents or any agreement or instrument by which it or its properties are bound or any law, rule, regulation, order or decree to which it or its properties are subject.

(v)           Except as identified in the LOI, the Member has not retained any broker, finder or other commission or fee agent and no such person has acted on its behalf in connection with the acquisition of the Company Property or the execution and delivery of this Agreement.

(vi)          It understands that (A) an investment in the Company involves substantial and a high degree of risk, (B) no federal or state agency has passed on the offer and sale of the Interest in the Company to such Person, (C) it must bear the economic risk of such Person’s investment in the Company for an indefinite period of time, since such Person’s Interest in the Company has not been registered for sale under the Securities Act of 1933 and, therefore, cannot be sold or otherwise transferred unless subsequently registered under the Securities Act of 1933 or an exemption from such registration is available, and the Interest in the Company of such Person cannot be sold or otherwise transferred unless registered under applicable state securities or blue sky laws or an exemption from such registration is available, (D) there is no established market for the Interest of such Person in the Company and no public market will develop and (E) such Person’s principals have such knowledge and experience in real estate and, other financial and business matters that they are capable of evaluating the merits and risks of an investment in the Company.  It has acquired its Interest solely for investment purposes only and not for the purpose of resale.

(vii)         Neither such Member nor, to such Member’s knowledge, any Person who holds any interest in such Member, is a Prohibited Person nor a Person with whom a U.S. Person, including a “financial institution” as defined in 31 U.S.C. 5312 (a)(z), as amended, is prohibited from transacting business of the type contemplated by this Agreement or any Transaction Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

(viii)        Such Member has taken, and shall continue to take, such measures as are required by applicable law to assure that the funds used to pay sellers and lessors under the Transaction Agreements are derived: (i) from transactions that do not violate United States law nor, to the extent such funds originate outside the United States, do not violate the laws of the jurisdiction in which they originated; and (ii) from permissible sources under United States law and to the extent such funds originate outside the United States, under the laws of the jurisdiction in which they originated.

(ix)           Such Member is compliance with all applicable provisions of the USA Patriot Act of 2001, Pub. L. No. 107-56.

(b)           In addition, each of AW Investor and AW Manager represent and warrant to BH that they are Controlled by the AW Persons.

(c)           Each Member agrees to indemnify and hold harmless the Company and each other Member and their officers, directors, shareholders, partners, members, employees, successors and assigns from and against any and all loss, damage, liability or expense (including costs and attorneys’ fees) which they may incur by reason of, or in connection with, any breach of the foregoing representations and warranties or those set forth in Article XIV and/or in the Contribution Agreement made by such Member and all such representations and warranties shall represent recourse obligations of the Members and will survive the execution and delivery of this Agreement and the termination and dissolution of the Company or any Member.

13.2         Further Assurances.

Each Member agrees to execute, acknowledge, deliver, file, record and publish such further instruments and documents, and do all such other acts and things as may be required by law, or as may be required to carry out the intent and purposes of this Agreement.

13.3         Notices.

All notices, demands, consents, requests for Approvals, or other requests or communications which any of the parties to this Agreement may desire or be required to give hereunder (collectively, “Notices”) shall be in writing and shall be given by (i) personal delivery, (ii) facsimile transmission with confirmed receipt or (iii) a reputable overnight courier service, fees prepaid, addressed as follows:

If to BH to:	Behringer Harvard Florida MOB Member, LLC
15601 Dallas Parkway, Suite 600
Addison, TX 75001
	Attn:	Executive Vice President of Real Estate
	Fax:	(214) 655-1610

With a copy to:	Behringer Harvard Opportunity REIT II, Inc.
15601 Dallas Parkway, Suite 600
Addison, TX 75001
	Attn:	Chief Legal Officer
	Fax:	(214) 655-1610

If to AW Manager
and AW Investor to:	c/o Brian K. Waxman
2801 PGA Boulevard, Suite 200
Palm Beach Gardens, Florida 33410
	Fax:	(561) 689-1255

With a copy to:	Scott L. McMullen, Esq.
Jones, Foster, Johnston & Stubbs, P.A.
801 Maplewood Drive, Suite 22-A
Jupiter, Florida 33458
	Fax:	(561) 746-6933

Any Member may designate another addressee (and/or change its address) for Notices hereunder by a Notice given pursuant to this Section 13.3.  A Notice sent in compliance with the provisions of this Section 13.3 shall be deemed given on the date of receipt.

13.4         Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed wholly within that State.

13.5         Captions.

All titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision in this Agreement.

13.6         Pronouns.

All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, and neuter, singular and plural, as the identity of the party or parties may require.

13.7         Successors and Assigns.

This Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, heirs, successors and assigns, and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective executors, administrators, legal representatives, heirs, successors and permitted assigns.

13.8         Extension Not a Waiver.

No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to a Member or the Company shall impair or affect the right of such Member or the Company thereafter to exercise the same.  Any extension of time or other indulgence granted to a member hereunder shall not otherwise alter or affect any power, remedy or right of any other Member or of the Company, or the obligations of the Member to whom such extension or indulgence is granted.

13.9         Creditors Not Benefited.

Nothing contained in this Agreement is intended or shall be deemed to benefit any creditor of the Company or any Member, and no creditor of the Company shall be entitled to require the Company or the Members to solicit or accept any Additional Capital Contribution for the Company or to enforce any right which the Company or any Member may have against any Member under this Agreement or otherwise or under any guaranty.

13.10       Recalculation of Interest.

If any applicable law is ever judicially interpreted so as to deem any distribution, contribution, payment or other amount received by any Member or the Company under this Agreement as interest and so as to render any such amount in excess of the maximum rate or amount of interest permitted by applicable law, then it is the express intent of the Members and the Company that all amounts in excess of the highest lawful rate or amount theretofore collected be credited against any other distributions, contributions, payments or other amounts to be paid by the recipient of the excess amount or refunded to the appropriate Person, and the provisions of this Agreement immediately be deemed reformed, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the payment of the fullest amount otherwise required hereunder.  All sums paid or agreed to be paid that are judicially determined to be interest shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the term of such obligation so that the rate or amount of interest on account of such obligation does not exceed the maximum rate or amount of interest permitted under applicable law.

13.11       Severability.

In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and other application thereof shall not in any way be affected or impaired thereby.

13.12       Entire Agreement.

This Agreement contains the entire agreement between the parties relating to the subject matter hereof and all prior agreements relative hereto which are not contained herein are terminated.  Amendments, variations, modifications or changes herein may be made effective and binding upon the Members by, and only by, the setting forth of same in a document duly executed by each Member, and any alleged amendment, variation, modification or change herein which is not so documented shall not be effective as to any Member.

13.13       Publicity.

The parties agree that no Member shall issue any press release or otherwise publicize or disclose the terms of this Agreement or the proposed terms of any acquisition of the Company Property, without the consent of each of the other Members, except as such disclosure may be made in the course of normal reporting practices by any Member to its members, shareholders or partners or as otherwise required by law, rule, or regulation.

13.14       Confidentiality.

(a)           The terms of this Agreement, the identity of any person with whom the Company or any SPV may be holding discussions with respect to any investment, acquisition, disposition or other transaction, and all other business, financial, or other information relating directly to the conduct of the business and affairs of the Company, any SPV, the Company Property or the relative or absolute rights or interests of any of the Members (collectively, the “Confidential Information”) that is not already publicly available or that has not been publicly disclosed pursuant to authorization by all of the Members is confidential and proprietary information of the Company, the disclosure of which would cause irreparable harm to the Company and the Members.  Accordingly, each Member represents that it has not and agrees that it will not and will direct its shareholders, members, partners, directors, officers, agents, advisors and Affiliates not to, disclose to any Person any Confidential Information or confirm any statement made by third Persons regarding Confidential Information until the Company has publicly disclosed the Confidential Information pursuant to authorization by all of the Members; provided, however, that any Member (or its Affiliates) may disclose such Confidential Information if required by law (it being specifically understood and agreed that anything set forth in a registration statement or any other document filed pursuant to law will be deemed required by law), if necessary for it to perform any of its duties or obligations hereunder or in any property management agreement to which it is a party covering any Company Property, or to market the Company Property or any Interests as permitted by the terms of this Agreement, and to its attorneys and advisors who agree to maintain a similar confidence.

(b)           Subject to the provisions of Section 13.14(a), each Member agrees not to disclose any Confidential Information to any Person (other than a Person (including without limitation an attorney or advisor) agreeing to maintain all Confidential Information in strict confidence or a judge, magistrate or referee in any action, suit or proceeding relating to or arising out of this Agreement or otherwise), and to keep confidential all documents (including without limitation, responses to discovery requests) containing any Confidential Information.  Each Member hereby consents in advance to any motion for any protective order brought by any other Member represented as being intended by the movant to implement the purposes of this Section 13.14, provided that, if a Member receives a request to disclose any Confidential Information under the terms of a valid and effective order issued by a court or governmental agency and the order was not sought by or on behalf of or consented to by such Member, then such Member may disclose the Confidential Information to the extent required if the Member as promptly as practicable (i) notifies each of the other Members of the existence, terms and circumstances of the order, (ii) consults in good faith with each of the other Members on the advisability of taking legally available steps to resist or to narrow the order, and (iii) if disclosure of the Confidential Information is required, exercises its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the portion of the disclosed Confidential Information that any other Member designates.  The cost (including without limitation, attorneys’ fees and expenses) of obtaining a protective order covering Confidential Information designated by such other Member will be borne by the Company.

(c)           The covenants contained in this Section 13.14 will survive the Transfer of the Interest of any Member and the termination of the Company.

13.15       Venue.

Each of the Members consents to the jurisdiction of any court in Palm Beach County, Florida for any action arising out of matters related to this Agreement.  Each of the Members waives the right to commence an action in connection with this Agreement in any court outside of Wilmington, Delaware.

13.16       WAIVER OF JURY TRIAL.

EACH OF THE MEMBERS HEREBY WAIVES TRIAL BY JURY IN ANY ACTION ARISING OUT OF MATTERS RELATED TO THIS AGREEMENT, WHICH WAIVER IS INFORMED AND VOLUNTARY.

13.17       Cooperation.

In connection with the sale of the Company Property or any portion thereof, each Member agrees to reasonably cooperate with each other Member (the “Exchanging Member”), which seeks to structure the disposition of its Interest in a manner that will afford the Exchanging Member an opportunity to take advantage of provisions of the Code governing tax free exchanges or reorganizations; provided that such structuring does not have an adverse effect on any such sale (including without limitation, with respect to timing), and provided that the Exchanging Member shall bear all costs and expenses associated with such structuring, the other Members shall not be required to take title to any property or interest or assume or be subject to any obligations, and the Exchanging Member shall indemnify, defend and hold the other Member(s) and the Company harmless from and against any and all liabilities that they may incur by reason of their participation or cooperation in such exchange or reorganization transaction, and such structuring shall not delay any such transaction, and shall be subject to any reasonable restrictions proposed by the Members that are not Exchanging Members.

13.18       Counterparts.

This Agreement may be executed in multiple counterparts, each of which shall be an original but all of which together shall constitute but one and the same agreement.

13.19       Attorney Fees.

If the Company or any Member obtains a judgment against any Member by reason of the breach of this Agreement or the failure to comply with the terms hereof, it is the intent of the parties that reasonable attorneys’ fees and costs as fixed by the court shall be included in such judgment.

13.20       Member Group Actions.

Except as otherwise specifically provided in this Agreement, any consent, Approval or any other action to be taken or given by the AW Member Group, pursuant to any provision of this Agreement (including, for example, in its capacities as either the Contributing Party or the Non-Contributing Party, Triggering Party or Recipient Party, Offeror or Offeree) may be given or taken by a Majority-In-Interest of the members of the AW Member Group, and the consent, Approval, or other action of such Majority-In-Interest shall be binding upon all the members of the AW Member Group, and to the extent any item or matter is required to or may be allocated among the members of the AW Member Group, unless otherwise specifically provided herein to the contrary, such item or matter shall be allocated among the members of the AW Member Group as they shall unanimously agree, and should they fail to unanimously agree, then in accordance with their relative Contribution Percentages.

ARTICLE XIV
PATRIOT ACT

14.1         Compliance with International Trade Control Laws and OFAC Regulations.

Each Member represents, warrants and covenants to the other that:

(a)           It is not now nor shall it be at any time during the term of this Agreement a Person with whom a U.S. Person, including a Financial Institution, is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under U.S. law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

(b)           No Member and no Person who owns a direct interest in a Member is now nor shall be at any time during the term of this Agreement a Person with whom a U.S. Person, including a Financial Institution, is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under U.S. law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

14.2         Member’s Funds.

(a)           Each Member represents, warrants and covenants to the other Member that it has taken, and shall continue to take during the term of this Agreement, such measures as are required by law to assure that the funds invested in the Company and/or used to make payments in connection therewith are derived (i) from transactions that do not violate U.S. law nor, to the extent such funds originate outside the United States, do not violate the laws of the jurisdiction in which they originated; and (ii) from permissible sources under U.S. law or to the extent such funds originate outside the United States, under the laws of the jurisdiction in which they originated.

(b)           Each Member further represents, warrants and covenants to the other Member that, to the best of its knowledge after making due inquiry, neither the Member, nor any Affiliate, nor any holder of a direct interest in such Member, nor any Person providing funds to such Member (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws; (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; (iii) has been convicted of any crimes involving moral turpitude or tax fraud; and (iv) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws.

14.3         Member Compliance with Patriot Act.

Each Member represents and warrants that it is in compliance with any and all applicable provisions of the Patriot Act.

14.4         Cooperation with Other Members.

Each Member agrees to cooperate with the other Member, in providing such additional information and documentation on such Member’s legal or beneficial ownership, policies, procedures and sources of funds as any Member deems necessary or prudent to enable such Member to comply with Anti-Money Laundering Laws as now in existence or hereafter amended.  From time to time upon the written request of any Member, each Member shall deliver to the other Member a schedule of the name, legal domicile address and jurisdiction of organization, if applicable, for such Member and each holder of a legal interest in such Member.

14.5         Actions Taken Pursuant to Anti-Money Laundering Laws.

If any Member reasonably believes that a Member may have breached any of the representations, warranties or covenants set forth in this Article XIV, each such Member has the right (and may have the obligation under applicable law), with or without notice to such other Member, to (a) notify the appropriate governmental authority (or authorities) and to take such action as such governmental authority (or authorities) may direct; and/or (b) withhold distributions and segregate the assets constituting the Capital Contribution by such Member or any of such Member’s funds or assets deposited with or otherwise controlled by the Company pursuant to this Agreement or otherwise.  Each Member agrees that it shall not assert any claim (and hereby waives any claim that it may now or hereafter have) against any other Member, or agents of such member for any form or type of damages as a result of any of the foregoing actions, regardless of whether such other Member’s reasonable belief is ultimately demonstrated to be accurate.

ARTICLE XV
BUY-SELL PROCEDURE

15.1         General Provisions.

Either BH or the AW Member Group (the “Offeror”) may, upon the occurrence of a Deadlock Event, or if earlier, at any time following an Event of Default or a For Cause Event with respect to BH or the AW Member Group, in which event the non-breaching party (BH or the AW Member Group) may be the Offeror, make an offer as described below (the “Buy-Sell Offer”) to the other (the “Offeree”), as set forth below.

(a)           At least thirty (30) calendar days before any Offeror makes a Buy-Sell Offer under this Section 15.1, such Offeror shall first deliver a pre-notice of its intent to exercise its rights under this Section 15.1 to the Offeree.  After such thirty (30) calendar day period has expired, the Offeror may then deliver the Buy-Sell Offer which must (i) be in writing and be signed by the Offeror, (ii) specify the Offeror’s good faith estimate of the fair market value of the Company Property (the “Buy-Sell Offer Price”) at which the Offeror would purchase all of the assets of the Company, as if such assets were free and clear of all liens, claims and encumbrances (that can be discharged or removed with the payment of money), (iii) disclose all liabilities and potential liabilities of the Company known to the Offeror and a good faith estimate of the monetary amount of such liabilities, and (iv) disclose the terms and details of any financing, refinancing, proposed sale, or other monetization event that the Offeror has initiated, negotiated or discussed during the prior one hundred eighty (180) calendar days with a third party for all or any portion of the Company Property.

(b)           A copy of the Buy-Sell Offer must be delivered to the Offeree and to the Company Accountant who shall, within ten (10) Business Days of the Buy-Sell Offer, determine and notify the Members of the amount the Offeree would receive (the “Offeree Value”) and the amount the Offeror would receive (the “Offeror Value”) on account of its or their respective Interest(s) and any Priority Capital Contributions if all Company Property were sold for the aggregate Buy-Sell Offer Price, all liabilities of the Company and the SPVs were paid in full, and the remaining proceeds were distributed to the Members in accordance with Section 6.4.

(c)           The Offeree will have the right, exercisable by delivery of notice in writing (the “Election”) to the Offeror within thirty (30) calendar days after its receipt of the Buy-Sell Offer, to elect to either:

(i)            sell to the Offeror all of the Offeree’s rights, title and interests in and to its or their Interest(s) in the Company (and in any Priority Capital Contributions) for a cash purchase price equal to the Offeree Value; or

(ii)           purchase all of the Offeror’s rights, title and interests in and to its or their Interest(s) in the Company (and in any Priority Capital Contributions) for a cash purchase price equal to the Offeror Value.

Failure of the Offeree to timely give the Offeror notice of the Offeree’s Election will be deemed, upon the expiration of such 30-day period, to be an Election to sell under Section 15.1(c)(i).

(d)           Contemporaneously with the Offeree’s Election or deemed Election, the purchasing party under this Section 15.1 shall deposit in escrow with a national title company or bank or other financial institution selected by the selling party as escrowee an earnest money deposit in cash in an amount equal to 5% multiplied by the purchase price to be paid in connection with such purchase, and, if for any reason such purchasing party fails to close such purchase as provided in this Section 15.1, then the selling party may retain such deposit as liquidated damages for its own account or elect to purchase all of the rights, title and interests of the purchasing party in and to its or their Interest(s) (and in any Priority Capital Contributions) for a cash purchase price equal to 95% of the Offeree Value or Offeror Value, as applicable and apply such deposit toward the purchase price.  All closings of any purchase and sale under this Section 15.1 will be held at the principal office of the Company and shall take place no later than that date which is 90 calendar days after the later of the Offeree’s Election or deemed Election.

(e)           Each of BH and the AW Member Group will be entitled to enforce its rights under this Section 15.1 by specific performance.  If the purchasing party defaults under this Section 15.1, it will have no right to make any future Buy-Sell Offer hereunder.

(f)            Any party may freely assign its rights and obligations pursuant to this Section 15.1 by delivering notice of such assignment to BH or AW Member Group (as applicable), provided that the assigning party will remain liable for any and all obligations of its assignee, as if such party had not assigned its rights pursuant to this Section 15.1.

(g)           Notwithstanding the foregoing, if the provisions of Section 9.5 of this Agreement have been initiated by a Member or AW Member Group, then no Member or AW Member Group may initiate the provisions of this Section 15.1 until the procedures set forth in Section 9.5 have been completed or terminated pursuant to the provisions thereof.  No Buy-Sell Offer may be made until all periods for making elections and performing obligations under any previous Buy-Sell Offer pursuant to this Section 15.1 have terminated.

(h)           All elections by the AW Member Group under this Article XV must be made jointly and as a group and shall not be exercised by either AW Investor or AW Manager acting individually.

15.2         Termination of Other Agreements.

If a purchase and sale of Interests under this Article XV is completed, all agreements between the Company and a Member or its Affiliates related to the Company Property (including the Management Agreements) will (at the election of the purchasing party) be terminated on the date such Interest is purchased without payment of any penalty or termination fee.  In addition, if all of the Interests are purchased under this Article XV, at the closing of such purchase, the purchaser shall, at its option, either (i) obtain a release of the Company from all liability, direct or contingent, by all holders of all Company debts, obligations or claims for which the selling party may be personally liable (including any guaranties of the non-recourse carve-outs) or (ii) deliver to the selling party an agreement in form and substance reasonably satisfactory to the selling party from a creditworthy Affiliate to assume the obligations of the selling party and its Affiliates with respect to, and to defend, indemnify and save the selling party and its Affiliates harmless from, any liability to the holders of such Company debts, obligations or claims;

provided, however, that such assumption and indemnification shall not extend to those claims arising from the fraud, bad faith, willful misconduct or gross negligence of the selling party or any of its Affiliates.  Unless such agreement and the indemnity from such credit worthy party have been Approved by the selling party in its reasonable discretion by the closing, then the purchaser shall obtain the release provided for above.

15.3         Power of Attorney.

In the event that the Offeror or Offeree shall have failed or refused, within five calendar days after receipt of a notice from the other requesting such party to execute, acknowledge and deliver such documents, or cause the same to be done, as shall be required to effectuate the provisions of Section 15.1 hereof, then the non-defaulting party may execute, acknowledge and deliver such documents for, on behalf of and in the stead of the defaulting party or on behalf of and in the name of the Company, as applicable, and such execution, acknowledgment and delivery by the non-defaulting party shall be for all purposes effective against and binding upon the defaulting party or the Company, as applicable, as though such execution, acknowledgment and delivery had been by the defaulting party or the Company, as applicable.  Each of the Members does hereby irrevocably constitute and appoint the other Members as the true and lawful attorney in fact of such appointing Member, in the name, place and stead of such appointing Member, as the case may be, to execute, acknowledge and deliver such documents under the circumstances contemplated by this Section 15.3.  It is expressly understood, intended and agreed by each Member, that the grant of the power of attorney to the other Members pursuant to this Section 15.3 is coupled with an interest, is irrevocable and shall survive the death, dissolution, termination or legal incompetency of such appointing Member, as the case may be, or the assignment of the interest of such appointing Member in the Company, or the dissolution of the Company.

ARTICLE XVI
RIGHT OF BH TO TRIGGER SALE OF THE PROJECTS; ROFO

16.1         ROFO on the Sale of Projects.

(a)           If on or after the second annual anniversary of this Agreement BH desires to sell one or more of the Projects (such single Project or multiple Projects being the “Target Property”) to any third party, BH shall first deliver a pre-notice of its intent to exercise its rights under this Section 16.1 to the AW Member Group.  Thereafter, in the event BH wishes to exercise its rights under Section 16.1, no sooner than thirty (30) calendar days after the date that the pre-notice was delivered to the AW Member Group, BH shall deliver to the AW Member Group written notice of its intention to offer to sell the Target Property setting forth the proposed cash purchase price which BH is willing to accept and all other material terms and conditions of the proposed sale (“ROFO Notice”).  BH need not have located a prospective purchaser or have in its possession an actual offer to purchase in order to exercise its rights pursuant to this Section 16.1(a).  The ROFO Notice shall include a statement by BH setting forth the financing and encumbrances, if any, to which the Target Property will remain subject to upon conveyance (the “Permitted Exceptions”) and shall be at a price stated in U.S. dollars only.

(b)           At any time within thirty (30) calendar days after the date the AW Member Group receives the ROFO Notice (the “ROFO Response Period”), the AW Member Group shall have the right, exercisable by delivery of notice in writing (the “ROFO Election”) to BH to either:

(i)            approve the terms of the proposed sale of the Target Property and authorize BH to cause the Company or the applicable SPVs to sell or dispose of the Target Property on the terms and conditions set forth in the ROFO Notice; or

(ii)           purchase the Target Property for a cash purchase price equal to the sum of any debt or other obligations to be assumed by the purchaser and on the other terms and conditions set forth in the ROFO Notice and subject to no other terms and conditions.

(c)           Any election pursuant to subparagraph (ii) of Section 16.1(b) above shall be made by (i) delivering to BH the ROFO Election, which shall affirmatively state that the AW Member Group is exercising such option, and (ii) depositing in escrow with a national title company or a bank or other financial institution selected by BH (the “ROFO Escrow Agent”), as escrowee, a non-refundable earnest money deposit in cash equal to five percent (5%) of the purchase price (the “ROFO Escrow Deposit”) (as set forth in the ROFO Notice) within five (5) calendar days of such election.  BH and the AW Member Group shall close the purchase of the Target Property within 90 calendar days of the date of the AW Member Group’s ROFO Election to purchase pursuant to subparagraph (ii) above and the Company shall convey the entire fee simple title to the Target Property by special warranty deed to the AW Member Group or its designee, against receipt of payment of the cash portion of the purchase price and assumption of any debt as aforesaid, subject to no title exceptions or other encumbrances other than the Permitted Exceptions (and such other title exceptions as do not materially affect the operations of the Target Property).

(d)           If during the ROFO Response Period, the AW Member Group does not (i) authorize BH to attempt to sell the Target Property as provided in Section 16.1(b)(i) above, or (ii) timely elect to purchase the Target Property by following the procedures in Section 16.1(b)(ii) above, then the AW Member Group shall be deemed to have authorized and approved the sale of the Target Property pursuant to Section 16.1(b)(i), for a purchase price not less than ninety-five (95%) of the purchase price set forth in the ROFO Notice and otherwise pursuant to such other terms, conditions and provisions as are determined appropriate in the reasonable discretion of BH.  If the AW Member Group authorizes or is deemed to have authorized the sale of the Target Property pursuant to the terms described above, and the Company thereafter receives a bona fide offer for the purchase of the Target Property from any third party for a purchase price payable at closing which is at least equal to ninety-five percent (95%) of the purchase price set forth in the ROFO Notice, BH may consummate the sale of the Target Property on such terms set forth in the ROFO Notice, without the requirement of any consent or Approval of any other Member (including the AW Member Group); provided, however, such sale must be consummated within 360 calendar days after the date on which the AW Member Group authorized or was deemed to have authorized such sale.  The failure of the Company to close such sale within the 360-day period referred to in the immediately preceding sentence requires BH to again deliver to the AW Member Group an additional ROFO Notice and to again follow the procedures set forth in this Section 16.1.

(e)           All closings of any purchase and sale under this Section 16.1 will be held at the principal office of the Company and all transfer, stamp and recording taxes imposed on the transfer, and all prepayment fees, exit fees or other fees or penalties payable to any lender in connection with any prepayment of any financing incident to any purchase and sale under this Section 16.1 and all other closing costs shall be allocated as set forth in the ROFO Notice (and in the absence of such specific allocation, in accordance with local custom), and each of the Company and the AW Member Group shall each pay its own attorney’s fees.  Upon the closing of the purchase and sale under this Section 16.1, the AW Member Group shall execute and deliver to the Company an agreement in mutually acceptable form providing in effect that the AW Member Group shall indemnify and hold harmless the Company and the applicable SPVs from and after the closing date for all costs, expenses, liabilities and obligations of and regarding the Target Property arising after the closing date.

(f)            If the AW Member Group shall default in its obligations to purchase the Target Property pursuant to the terms of this Section 16.1, the following shall be the sole and exclusive remedies for such default:

(i)            the AW Member Group will immediately and without any further action cease to have any right to make a Buy-Sell Offer or otherwise trigger or initiate the provisions of Article XV;

(ii)           the ROFO Escrow Agent shall immediately deliver to BH the ROFO Escrow Deposit as liquidated damages;

(iii)          thereafter, BH may cause the Company and the applicable SPVs to sell at any time the Target Property (or any or all of the Projects) to any Person, without the prior written consent of the AW Member Group and without having to comply with the provisions of this Section 16.1.

If BH shall default in its obligations to cause the Company and the applicable SPVs to sell the Target Property pursuant to the terms of this Section 16.1, then the AW Member Group shall have the right to pursue specific performance of such sale.

(g)           Notwithstanding the foregoing, if the provisions of Section 9.5 or Article 15 of this Agreement have been initiated by a Member or the AW Member Group, then BH may not initiate the provisions of this Section 16.1 until the procedures set forth in Section 9.5 or Article 15 have been completed or terminated pursuant to the provisions thereof.  No ROFO Notice may be delivered until all periods for making elections and performing obligations under any previous ROFO Notice pursuant to this Section 16.1 have terminated.

(h)           The AW Member Group may freely assign its rights and obligations pursuant to this Section 16.1 to an Affiliate by delivery of notice of such assignment to BH and the Company, provided that the AW Member Group will remain liable for any and all obligations of its assignee, as if the AW Member Group had not assigned its rights pursuant to this Section 16.1(h).

16.2         Termination of Other Agreements.

If any or all of the Projects are sold under this Article XVI, all other agreements between the Company and the AW Member Group or its Affiliates applicable to such Project(s) will be terminated on the date the Target Property is purchased (without payment of any termination fee or penalty).

16.3         Power of Attorney.

If any Member shall have failed or refused, within five (5) calendar days after receipt of a notice from the other Member requesting such Member to execute, acknowledge and deliver such documents, or cause the same to be done, as shall be required to effectuate the provisions of Section 16.1, as applicable, then the other Member may execute, acknowledge and deliver such documents for, on behalf of and in the stead of the other Member or on behalf of and in the name of the Company and any applicable SPV, as applicable, and such execution, acknowledgment and delivery by that Member shall be for all purposes effective against and binding upon the other Member and the Company and any applicable SPV, as applicable, as though such execution, acknowledgment and delivery had been by the refusing Member or the Company or any SPV as applicable.  Each Member does hereby irrevocably constitute and appoint each other Member as the true and lawful attorney-in-fact of such appointing Member and the successors and assigns thereof, in the name, place and stead of such appointing Member or the successors or assigns thereof, as the case may be, to execute, acknowledge and deliver such documents under the circumstances contemplated by Section 16.1.  It is expressly understood, intended and agreed by each Member, for such Member and its successors and assigns, that the grant of the power of attorney to any other Member pursuant to this Section 16.3 is coupled with an interest, is irrevocable and shall survive the death, dissolution, termination or legal incompetency, as applicable, of such appointing Member, or the assignment of the Interest of such appointing Member, or the dissolution of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the introductory paragraph hereof.

BEHRINGER HARVARD FLORIDA
MOB MEMBER, LLC

By:	/s/ Samuel A. Gillespie
Name:	Samuel A. Gillespie
Title:	Chief Operating Officer

AW SFMOB INVESTOR, LLC

By:	/s/ Brian K. Waxman
Name:	Brian K. Waxman
Title:	Managing Member

AW SFMOB MANAGING MEMBER, LLC

By:	/s/ Brian K. Waxman
Name:	Brian K. Waxman
Title:	Managing Member

Appendix A

FORM OF BRIDGE NOTE

[Attached]

Appendix B

FORM OF PROPERTY MANAGEMENT SUBCONTRACT

[Attached]

Appendix C

FORM OF LEASING SERVICES AGREEMENT

[Attached]